UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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McDermott International, Inc.

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McDermott International, Inc.

David Dickson	757 N. Eldridge Pkwy.
President and Chief Executive Officer	Houston, Texas 77079

March 27, 2015

Dear Stockholder:

You are cordially invited to attend this year’s Annual Meeting of Stockholders of McDermott International, Inc., which will be held on Friday, May 8, 2015, at The Westin Houston Hotel, 945 Gessner Road, Houston, Texas 77024, commencing at 10:00 a.m., local time. The notice of Annual Meeting and proxy statement following this letter describe the matters to be acted on at the meeting.

McDermott is utilizing the Securities and Exchange Commission’s Notice and Access proxy rule, which allows companies to furnish proxy materials via the Internet as an alternative to the traditional approach of mailing a printed set to each stockholder. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to all stockholders who have not previously elected to receive a printed set of proxy materials. The Notice contains instructions on how to access our 2015 Proxy Statement and Annual Report to Stockholders, as well as how to vote either online, by telephone or in person at the 2015 Annual Meeting.

It is very important that your shares are represented and voted at the Annual Meeting. Please vote your shares by Internet or telephone, or, if you received a printed set of materials by mail, by returning the accompanying proxy card, as soon as possible to ensure that your shares are voted at the meeting. Further instructions on how to vote your shares can be found in our Proxy Statement.

Thank you for your support of our company.

Sincerely yours,

DAVID DICKSON

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the meeting, please take a few minutes now to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 8, 2015.

The proxy statement and annual report are available on the Internet at www.proxyvote.com.

The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the meeting and voting in person.

McDERMOTT INTERNATIONAL, INC.

757 N. Eldridge Pkwy.

Houston, Texas 77079

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Time and Location	10:00 a.m., local time, on Friday, May 8, 2015

The Westin Houston Hotel

945 Gessner Road

Houston, Texas 77024

Items of Business	1.	To elect eight members to our Board of Directors, each for a term of one year.

2.	To conduct an advisory vote to approve named executive officer compensation.

3.	To ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015.

4.	To transact such other business that properly comes before the meeting or any adjournment thereof.

Record Date	You are entitled to vote if you were a stockholder of record at the close of business on March 12, 2015.

Notice and Access

Instead of mailing a printed copy of our proxy materials, including our Annual Report, to each stockholder of record, we are providing access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on March 27, 2015, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 12, 2015, and posted our proxy materials on the Web site referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the Web site referred to in the Notice and/or may request a printed set of our proxy materials. In addition, the Notice and Web site provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Proxy Voting

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the proxy card enclosed with the printed materials.

Meeting Admission

Attendance at the meeting is limited to stockholders and beneficial owners as of the record date or duly appointed proxies. No guests will be admitted, except for guests invited by McDermott. Registration will begin at 9:00 a.m., and the meeting will begin promptly at 10:00 a.m. If your shares are held in “street name” through a broker, bank, trustee or other nominee, you are a beneficial owner, and beneficial owners will need to show proof of beneficial ownership, such as a copy of a brokerage account statement, reflecting stock ownership as of the record date in order to be admitted to the meeting. If you are a proxy holder for a stockholder, you will need to bring a validly executed proxy naming you as the proxy holder, together with proof of record ownership of the stockholder naming you as proxy holder. Please note that you may be asked to present valid photo identification, such as a valid driver’s license or passport, when you check in for registration. No cameras, recording equipment or other electronic devices will be allowed to be brought into the meeting room by stockholders or beneficial owners.

By Order of the Board of Directors,

LIANE K. HINRICHS

Secretary

March 27, 2015

PROXY STATEMENT FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully. As used in this proxy statement, unless the context otherwise indicates or requires, references to “McDermott,” “we,” “us,” and “our” mean McDermott International, Inc. and its consolidated subsidiaries.

Annual Meeting of Stockholders

• Time and Date:	10:00 a.m., local time, May 8, 2015
• Place:	The Westin Houston Hotel 945 Gessner Road Houston, Texas 77024
• Record Date:	March 12, 2015
• Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Items of Business for the Annual Meeting

Item of Business	Board Vote Recommendation	Page Reference
1. Election of directors	FOR Each Director Nominee	6
2. Advisory vote to approve named executive officer compensation	FOR	64
3. Ratification of Deloitte & Touche LLP as auditor for 2015	FOR	67

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. Stockholders of record can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the proxy card enclosed with the printed materials.

Item 1 — Election of Directors

The Board of Directors has nominated eight candidates, each for a one-year term. Our Board of Directors recommends that stockholders vote “For” each of the nominees named below.

Name	Age	Director Since	Independent	Committee Memberships
				Audit	Compensation	Finance	Governance

John F. Bookout, III	61	2006	X			X	X
Roger A. Brown	70	2005	X		X		X
David Dickson	47	2013
Stephen G. Hanks	64	2009	X	X			Chairman
Gary P. Luquette	59	2013	X		X
William H. Schumann, III	64	2012	X	Chairman		X
Mary L. Shafer-Malicki	54	2011	X		Chairman		X
David A. Trice	67	2009	X	X		Chairman

i

2014 Compensation Program and Realizable Value of Performance-Based Awards

As in prior years, the Compensation Committee continued to believe that a significant portion of a 2014 Named Executive Officer’s (“NEO’s”) compensation should be performance-based, designed for the purpose of aligning the interests of our NEOs with those of stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value. Following an operating loss in 2013, a challenging outlook for 2014 and the anticipated need for significant strategic and operational actions to commence the turnaround of our business, the Compensation Committee implemented several changes to McDermott’s compensation programs for 2014. Those changes took into consideration our need for the 2014 compensation arrangements to attract, develop, retain and motivate the NEOs and other executive officers during our turnaround efforts, including challenges associated with stabilizing our company, delivering improved financial and operational performance and repositioning McDermott for long-term growth.

Reflecting the Compensation Committee’s philosophy and these considerations, compensation arrangements in 2014 provided for the continuing use of three elements of target total direct compensation:

•	annual base salary;

•

annual incentive, with performance metrics under our Executive Incentive Compensation Plan, or EICP, designed to align with near-term operational priorities, composed entirely of performance-based compensation; and

•	long-term incentive, or LTI, with emphasis on restricted stock units to provide stability and support the retention of key employees during the organizational and leadership transition.

McDermott’s financial performance resulted in revenues for the year ended December 31, 2014 of $2.3 billion, operating income of $8.6 million and year end backlog of $3.6 billion. Notwithstanding the significant improvement in performance over the financial results achieved for the year ended December 31, 2013, this performance, in accordance with our Compensation Committee’s philosophy and program, and based on the value of our common stock at year end, resulted in:

•

Financial performance under the EICP that (as per the EICP) would have resulted in bonus pool funding of 1.015x. This amount was, following the recommendation of executive management (with consideration of our non-attainment of the threshold level for the order intake component of the financial performance goals), reduced by over 50% by the Compensation Committee, through the exercise of its discretion, to funding of 0.5x.

•	NEO performance shares granted in 2011, 2012, 2013 and 2014 having no realizable value as of December 31, 2014.

The following table summarizes the 2014 performance-based compensation opportunities, as compared to the realizable values of such opportunities as of December 31, 2014, for each of our NEOs:

2014 Performance-Based Compensation Opportunity vs.

Realizable Value as of December 31, 2014

(1)	Opportunity values for EICP are presented using the NEOs’ target EICP award levels.
(2)	Opportunity values for performance shares are presented using the grant date fair value of the respective awards.
(3)

The 2014 realizable values shown above are measured as of December 31, 2014. The realizable value of EICP awards shown above is based on each NEO’s actual earned EICP award. The realizable value of performance share awards shown above is based on the estimated payout as a percent of target based upon an extrapolation of 2014 operating income of $8.6 million over the three-year performance period, or 0% of the performance shares granted in 2014, multiplied by the closing price of our common stock as reported on the NYSE as of December 31, 2014 ($2.91). This value does not take into account our forecast or expectations for actual performance over the three-year performance period. The number of the performance shares granted in 2014 that ultimately vest, if any, will be determined by reference to performance goals over a three-year period and may be more or less than indicated in the table. The vesting of any of these performance shares would impact the future realizable value of these performance share awards.

Compensation and Corporate Governance Policies and Procedures

The Board has implemented several policies and structures that we believe are “best practices” in corporate governance, including:

•	Separating the Chairman of the Board and Chief Executive Officer roles;

•	Holding Board meeting executive sessions with independent directors only present;

•	Maintaining minimum stock ownership guidelines applicable to directors and executive officers;

•

Approving a policy prohibiting all directors, officers and employees from engaging in “short sales” or trading in puts, calls or other options on McDermott’s common stock, and from engaging in hedging transactions and from holding McDermott shares in a margin account or pledging McDermott shares as collateral for a loan;

•	Eliminating excise tax gross-ups; and

•	The Compensation Committee of the Board of Directors engaging Pay Governance LLC, an independent executive compensation consultant.

Item 2 — Advisory Vote to Approve Named Executive Officer Compensation

Our stockholders have the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers. Last year, over 86% of the votes cast on this proposal were in favor of our executive compensation program. We recommend that you review our Compensation Discussion and Analysis beginning on page 26, which explains in greater detail the philosophy of the Compensation Committee and its actions and decisions during 2014 regarding our compensation programs.

Our Board of Directors recommends that stockholders vote “For” the advisory vote to approve named executive officer compensation.

Item 3 — Ratification of Appointment of Deloitte & Touche LLP as Auditors

Our Board of Directors has ratified our Audit Committee’s appointment of Deloitte & Touche LLP as McDermott’s independent registered public accounting firm for the year ending December 31, 2015, and as a matter of good governance, we are seeking stockholder ratification of this appointment.

Our Board of Directors recommends that stockholders vote “For” the ratification of Deloitte & Touche LLP as McDermott’s independent registered public accounting firm for the year ending December 31, 2015.

Communicating with the Board of Directors

Stockholders or other interested persons may send written communications to the independent members of our Board, addressed to Board of Directors (independent members), c/o McDermott International, Inc., Corporate Secretary’s Office, 757 N. Eldridge Pkwy., Houston, Texas 77079.

QUESTIONS AND ANSWERS ABOUT THE

ANNUAL MEETING OF STOCKHOLDERS AND VOTING

What is the purpose of these proxy materials?

As more fully described in the Notice, the Board of Directors of McDermott International, Inc. (“McDermott”) has made these materials available to you in connection with our 2015 Annual Meeting of Stockholders, which will take place on May 8, 2015 at 10:00 a.m., local time (the “Annual Meeting” or “Meeting”). We mailed the Notice to our stockholders beginning on March 27, 2015, and our proxy materials were posted on the Web site referenced in the Notice on that same date.

McDermott, on behalf of its Board of Directors, is soliciting your proxy to vote your shares at the 2015 Annual Meeting of Stockholders. We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In this proxy statement you will find information on these matters, which is provided to assist you in voting your shares.

Who will pay for the cost of this proxy solicitation?

We will bear all expenses incurred in connection with this proxy solicitation, which we expect to conduct primarily by mail. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation for a fee that will not exceed $12,500, plus out-of-pocket expenses. In addition, our officers and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be separately compensated. If your shares are held through a broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through the McDermott Thrift Plan and you have requested printed versions of these materials, the trustee of that plan has sent you this proxy statement and you can instruct the trustee on how to vote your plan shares.

Who is entitled to vote at, and who may attend, the Annual Meeting?

Our Board of Directors selected March 12, 2015 as the record date (the “Record Date”) for determining stockholders entitled to vote at the Annual Meeting. This means that if you owned McDermott common stock on the Record Date, you may vote your shares on the matters to be considered by our stockholders at the Annual Meeting.

There were 238,476,018 shares of our common stock outstanding on the Record Date. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the meeting.

Attendance at the meeting is limited to stockholders and beneficial owners as of the Record Date or duly appointed proxies. No guests will be admitted, except for guests invited by McDermott. Registration will begin at 9:00 a.m., and the meeting will begin promptly at 10:00 a.m. If your shares are held in “street name” through a broker, bank, trustee or other nominee, you are a beneficial owner, and beneficial owners will need to show proof of beneficial ownership, such as a copy of a brokerage account statement, reflecting stock ownership as of the Record Date in order to be admitted to the meeting. If you are a proxy holder for a stockholder, you will need to bring a validly executed proxy naming you as the proxy holder, together with proof of record ownership of the stockholder naming you as proxy holder. Please note that you may be asked to present valid photo identification, such as a valid driver’s license or passport, when you check in for registration. No cameras, recording equipment or other electronic devices will be allowed to be brought into the meeting room by stockholders or beneficial owners.

What is the difference between holding shares as a stockholder of record and as a beneficial owner through a brokerage account or other arrangement with a holder of record?

If your shares are registered in your name with McDermott’s transfer agent and registrar, Computershare Trust Company, N.A., you are the “stockholder of record” of those shares. The Notice and the proxy materials have been provided or made available directly to you by McDermott.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” but not the holder of record of those shares, and the Notice and the proxy materials have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How do I cast my vote?

Most stockholders can vote by proxy in three ways:

•	by Internet at www.proxyvote.com;

•	by telephone; or

•	by mail.

If you are a stockholder of record, you can vote your shares in person at the Annual Meeting or vote now by giving us your proxy via Internet, telephone or mail. You may give us your proxy by following the instructions included in the Notice or, if you received a printed version of these proxy materials, in the enclosed proxy card. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials by following the instructions in the Notice. If you vote using either the telephone or the Internet, you will save us mailing expense.

By giving us your proxy, you will be directing us how to vote your shares at the meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.

If you are the beneficial owner of shares, but not the holder of record, you should refer to the instructions provided by your broker or nominee for further information. The broker or nominee that holds your shares has the authority to vote them, absent your approval, only as to matters for which they have discretionary authority under the applicable New York Stock Exchange (“NYSE”) rules. Neither the election of directors nor the advisory vote to approve named executive officer compensation are considered routine matters. That means that brokers may not vote your shares with respect to those matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker.

If you received a printed version of these proxy materials, you should have received a voting instruction form from your broker or nominee that holds your shares. For shares of which you are the beneficial owner but not the holder of record, follow the instructions contained in the Notice or voting instruction form to vote by Internet, telephone or mail. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials as instructed by the Notice. If you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information. Additionally, the availability of telephone or Internet voting depends on the voting process used by the broker or nominee that holds your shares.

Why did I receive more than one Notice or proxy statement and proxy card or voting instruction form?

You may receive more than one Notice, proxy statement, proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares of common stock held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to each of your accounts in order to vote all your shares.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you may change your vote by written notice to our Corporate Secretary, by granting a new proxy before the Annual Meeting or by voting in person at the Annual Meeting. Unless you attend the meeting and vote your shares in person, you should change your vote before the meeting using the same method (by Internet, telephone or mail) that you first used to vote your shares. That way, the inspectors of election for the meeting will be able to verify your latest vote.

If you are the beneficial owner, but not the holder of record, of shares, you should follow the instructions in the information provided by your broker or nominee to change your vote before the meeting. If you want to change your vote as to shares of which you are the beneficial owner by voting in person at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker or other holder of record, you must instruct the broker or other holder of record how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker or other holder of record can include your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE.

For this Annual Meeting, if you are a beneficial owner whose shares are held by a broker or other holder of record, your broker or other holder of record has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche LLP (“Deloitte”), even if it has not received voting instructions from you. However, such holder does not have discretionary authority to vote on the election of directors or the advisory vote to approve named executive officer compensation without instructions from you, in which case a broker non-vote will result and your shares will not be voted on those matters.

What is the quorum for the Annual Meeting?

The Annual Meeting will be held only if a quorum exists. The presence at the meeting, in person or by proxy, of holders of a majority of our outstanding shares of common stock as of the Record Date will constitute a quorum. If you attend the meeting or vote your shares by Internet, telephone or mail, your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Broker non-votes will be treated as present for the purpose of determining a quorum.

Which items will be voted on at the Annual Meeting?

At the Annual Meeting, we are asking you to vote on the following:

•

the election of John F. Bookout, III, Roger A. Brown, David Dickson, Stephen G. Hanks, Gary P. Luquette, William H. Schumann, III, Mary L. Shafer-Malicki and David A. Trice to our Board of Directors, each for a term of one year;

•	the advisory vote to approve named executive officer compensation; and

•	the ratification of our Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2015.

We are not aware of any other matters that may be presented or acted on at the Annual Meeting. If you vote by signing and returning the enclosed proxy card or using the telephone or Internet voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the meeting.

What are the Board’s voting recommendations?

For the reasons set forth in more detail later in this proxy statement, our Board recommends a vote:

•	FOR the election of each director nominee;

•	FOR the advisory vote to approve named executive officer compensation; and

•	FOR the ratification of our Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2015.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this proxy statement?

Each proposal requires the affirmative vote of a majority of our outstanding shares present in person or represented by proxy at the meeting and entitled to vote and actually voting on the matter. Because votes withheld in the election of any director, abstentions and broker non-votes are not actual votes with respect to a proposal, they will have no effect on the outcome of the vote on any proposal.

Our Corporate Governance Guidelines provide that, in an uncontested election of directors, the Board expects any incumbent director nominee who does not receive “FOR” votes by a majority of shares present in person or by proxy and entitled to vote and either voting “FOR” or registering a decision to withhold a vote with respect to the election of such director to promptly tender his or her resignation to the Governance Committee, subject to acceptance by our Board. Any shares subject to broker non-votes shall not be considered in making any determination pursuant to the immediately preceding sentence. The Governance Committee will then make a recommendation to the Board with respect to the director nominee’s resignation and the Board will consider the recommendation and take appropriate action within 120 days from the date of the certification of the election results.

What happens if I do not specify a choice for a proposal when returning a proxy or do not cast my vote?

You should specify your choice for each proposal on your proxy card or voting instruction form. Shares represented by proxies will be voted in accordance with the instructions given by the stockholders.

If you are a stockholder of record and your proxy card is signed and returned without voting instructions, it will be voted according to the recommendations of our Board. If you do not return your proxy card or cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If you are the beneficial owner, but not the holder of record, of shares and fail to provide voting instructions, your broker or other holder of record is permitted to vote your shares on the ratification of Deloitte as our independent registered public accounting firm. However, absent instructions from you, your broker or other holder of record may not vote on the election of directors or the advisory vote to approve named executive officer compensation, and no votes will be cast on your behalf for those matters.

Is my vote confidential?

All voted proxies and ballots will be handled in a manner intended to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to our Board of Directors;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to respond to your written comments on your proxy card.

ELECTION OF DIRECTORS

(ITEM 1)

Election Process. Our Articles of Incorporation provide that, at each annual meeting of stockholders, all directors shall be elected annually for a term expiring at the next succeeding annual meeting of stockholders or until their respective successors are duly elected and qualified. Accordingly, our Board has nominated the following persons for reelection as directors at this year’s Annual Meeting, for a term of one year: John F. Bookout, III, Roger A. Brown, David Dickson, Stephen G. Hanks, Gary P. Luquette, William H. Schumann, III, Mary L. Shafer-Malicki and David A. Trice.

Our By-Laws provide that (1) a person shall not be nominated for election or reelection to our Board of Directors if such person shall have attained the age of 72 prior to the date of election or reelection, and (2) any director who attains the age of 72 during his or her term shall be deemed to have resigned and retired at the first Annual Meeting following his or her attainment of the age of 72. Accordingly, a director nominee may stand for election if he or she has not attained the age of 72 prior to the date of election or reelection.

Director Qualifications. Our Governance Committee has determined that a candidate for election to our Board of Directors must meet specific minimum qualifications. Each candidate should:

•	have a record of integrity and ethics in his/her personal and professional life;

•	have a record of professional accomplishment in his/her field;

•	be prepared to represent the best interests of our stockholders;

•	not have a material personal, financial or professional interest in any competitor of ours; and

•

be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

In addition, the Governance Committee also considers it desirable that candidates contribute positively to the collaborative culture among Board members and possess professional and personal experiences and expertise relevant to our business and industry.

While McDermott does not have a specific policy addressing board diversity, the Board recognizes the benefits of a diversified board and believes that any search for potential director candidates should consider diversity as to gender, ethnic background and personal and professional experiences. The Governance Committee solicits ideas for possible candidates from a number of sources — including independent director candidate search firms, members of the Board and our senior level executives.

Director Nominations. Any stockholder may nominate one or more persons for election as one of our directors at the annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our By-Laws. See “Stockholders’ Proposals” in this proxy statement and our By-Laws, which may be found on our Web site at www.mcdermott.com at “About Us — Leadership & Corporate Governance — Corporate Governance.”

The Governance Committee will consider candidates identified through the processes described above and will evaluate the candidates, including incumbents, based on the same criteria. The Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from their experience on the Board. Although the Governance Committee will consider candidates identified by stockholders, the Governance Committee has sole discretion whether to recommend those candidates to the Board.

2015 Nominees. In nominating individuals to become members of the Board of Directors, the Governance Committee considers the experience, qualifications and skills of each potential member. Each nominee brings a strong and unique background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas. The Governance Committee and the Board of Directors considered the following information, including the specific experience, qualifications, attributes or skills, in concluding each individual was an appropriate nominee to serve as a member of our Board for the term commencing at this year’s Annual Meeting (ages are as of May 8, 2015).

Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of each of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our Board of Directors. However, we are not aware of any circumstances that would prevent any of the nominees from serving.

Our Board recommends that stockholders vote “FOR” each of the nominees named below.

John F. Bookout, III	Director Since 2006

Finance Committee Member

Governance Committee Member

Mr. Bookout, 61, has served as a Managing Director of Kohlberg Kravis Roberts & Co., a private equity firm, since March 2008. Previously, he served as Senior Advisor to First Reserve Corporation, a private equity firm specializing in the energy industry, from 2006 to March 2008. Until 2006, he was a director of McKinsey & Company, a global management consulting firm, which he joined in 1978. Mr. Bookout previously served as a director of Tesoro Corporation from 2006-2010. The Board of Directors is nominating Mr. Bookout in consideration of his:

•       global experience with the petroleum refining and marketing industry and oil and gas exploration and development industry;

•       expertise in private equity and finance; and

•       experience as a board member of public companies.

Roger A. Brown	Director Since 2005

Compensation Committee Member

Governance Committee Member

From 2005 until his retirement in 2007, Mr. Brown, 70, was Vice President, Strategic Initiatives of Smith International, Inc., a supplier of goods and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets. Mr. Brown was President of Smith Technologies (a business unit of Smith International, Inc.) from 1998 until 2005. Mr. Brown has served as a director of Ultra Petroleum Corp. since 2007, and previously served as a director of Boart Longyear Limited from 2010-2014. The Board of Directors is nominating Mr. Brown in consideration of his:

•       executive leadership experience in the oil and gas exploration and production industry;

•       knowledge of corporate governance issues; and

•       experience as a board member of public companies.

David Dickson	Director Since 2013

President and Chief Executive Officer

Mr. Dickson, 47, has served as a member of our Board of Directors and as President and Chief Executive Officer since December 2013, prior to which he served as our Executive Vice President and Chief Operating Officer from October 2013. Mr. Dickson has over 24 years of offshore oilfield engineering and construction business experience, including 11 years of experience with Technip S.A. and its subsidiaries. From September 2008 to October 2013, he served as President of Technip U.S.A. Inc., with oversight responsibilities for all of Technip’s North American operations. In addition to being the President of Technip U.S.A. Inc., Mr. Dickson also had responsibility for certain operations in Latin America, including Mexico, Venezuela, Colombia and the Caribbean. Mr. Dickson also supported the Technip organization by managing key customer accounts with international oil companies based in the United States. The Board of Directors is nominating Mr. Dickson in consideration of his:

•       position as our President and Chief Executive Officer;

•       executive leadership experience in and significant knowledge of the offshore oilfield engineering and construction business; and

•       broad knowledge of the expectations of our core customers.

Stephen G. Hanks	Director Since 2009

Governance Committee Chairman

Audit Committee Member

Mr. Hanks, 64, served in various roles over a 30-year career with Washington Group International, Inc. (and its predecessor, Morrison Knudsen Corporation), an integrated construction and management services company, and from 2000 through 2007 served as President, Chief Executive Officer and a member of its board of directors. Mr. Hanks has also served as a director of Lincoln Electric Holdings, Inc. since 2006 and as a director of The Babcock & Wilcox Company since 2010. The Board of Directors is nominating Mr. Hanks in consideration of his:

•       experience in executive leadership, including his position as the Chief Executive Officer of Washington Group;

•       background and knowledge in the areas of accounting, auditing and financial reporting, having previously served as a Chief Financial Officer;

•       experience in the engineering and construction industry; and

•       experience as a board member of public companies.

Gary P. Luquette	Director Since 2013

Non-Executive Chairman of the Board

Compensation Committee Member

Mr. Luquette, 59, has served as President and Chief Executive Officer of Frank’s International N.V., a global provider of engineered tubular services to the oil and gas industry, since January 2015, and has served as a member of its Board of Directors since November 2013, Previously, he served as President, Chevron North America Exploration and Production, a unit of Chevron Corporation, from 2006 until September 2013, and held other key exploration and production positions with Chevron in Europe, California, Indonesia and Louisiana. The Board of Directors is nominating Mr. Luquette in consideration of his:

•       executive leadership experience in the oil and gas exploration and production industry, with significant international experience, including in Europe and Asia Pacific;

•       experience in the upstream energy and supporting infrastructure businesses;

•       knowledge of and experience with our core customers; and

•       experience as a board member of public companies.

William H. Schumann, III	Director Since 2012

Audit Committee Chairman

Finance Committee Member

From February 2007 until August 2012, Mr. Schumann, 64, served as Executive Vice President of FMC Technologies, Inc. (“FMC”), a global provider of technology solutions for the energy industry. Mr. Schumann previously served in the following capacities at FMC Technologies and its predecessor, FMC Corporation: Chief Financial Officer from 1999 until his retirement from that position in December 2011; Vice President, Corporate Development from 1998 to 1999; Vice President and General Manager, Agricultural Products Group from 1995 to 1998; Regional Director, North America Operations, Agricultural Products Group from 1993 to 1995; Executive Director of Corporate Development from 1991 to 1993, and other various management positions from the time he joined FMC in 1981. Mr. Schumann currently serves as Chairman of the Board of Avnet, Inc., a board on which he has served on since February 2010. He also previously served on the board of directors of Great Lakes Advisors, Inc. from 1991 to June 2011, UAP Holding Corp. from 2005 to 2008, AMCOL International Corporation from September 2012 to May 2014 and URS Corporation from March 2014 to October 2014. The Board of Directors is nominating Mr. Schumann in consideration of his:

•       executive leadership experience in the energy industry;

•       background and knowledge in the areas of accounting, auditing and financial reporting, having served as a Chief Financial Officer of a public company; and

•       experience as a board member of public companies, including as a chairman of a public company.

Mary L. Shafer-Malicki	Director Since 2011

Compensation Committee Chairman

Governance Committee Member

From July 2007 until her retirement in March 2009, Ms. Shafer-Malicki, 54, was Senior Vice President and Chief Executive Officer of BP Angola, a subsidiary of BP p.l.c., an oil and natural gas exploration, production, refining and marketing company. Previously, Ms. Shafer-Malicki served as Chief Operating Officer of BP Angola from January 2006 to June 2007 and in various other international engineering and managerial positions with BP p.l.c. Ms. Shafer-Malicki has also served as a director of Ausenco Limited since January 2011 and John Wood Group PLC since June 2012. The Board of Directors is nominating Ms. Shafer-Malicki in consideration of her:

•       experience in the upstream energy and supporting infrastructure businesses;

•       knowledge of and experience with our core customers;

•       executive experience and business leadership skills, including operations, strategy, commercial, safety and supply chain management;

•       significant international experience, having executive or management experience in Europe, Asia Pacific and Africa; and

•       experience as a board member of public companies.

David A. Trice	Director Since 2009

Finance Committee Chairman

Audit Committee Member

From February 2000 until his retirement in May 2009, Mr. Trice, 67, was Chief Executive Officer of Newfield Exploration Company, an oil and natural gas exploration and production company, and served as Chairman of its board from September 2004 to May 2010. Mr. Trice has served as a director of New Jersey Resources Corporation since 2004 and QEP Resources, Inc. since 2011. Mr. Trice previously served as a director of Grant PrideCo, Inc. from 2003 to 2008 and Hornbeck Offshore Services, Inc. from 2002 to 2011. The Board of Directors is nominating Mr. Trice in consideration of his:

•       executive experience as a Chief Executive Officer of a public company;

•       experience in the oil and gas exploration and production business;

•       background and knowledge in the areas of accounting, auditing and financial reporting, having served as a Chief Financial Officer; and

•       experience as a board member of public companies, including as a chairman of a public company.

CORPORATE GOVERNANCE

We maintain a corporate governance section on our Web site which contains copies of our principal governance documents. The corporate governance section may be found at www.mcdermott.com under “About Us — Leadership & Corporate Governance — Corporate Governance” and “About Us — Leadership & Corporate Governance — Board Committees.” The corporate governance section contains the following documents:

By-Laws

Corporate Governance Guidelines

Code of Ethics for CEO and Senior Financial Officers

Board of Directors Conflicts of Interest Policies and Procedures

Audit Committee Charter

Compensation Committee Charter

Finance Committee Charter

Governance Committee Charter

In addition, our Code of Business Conduct may be found on our Web site at www.mcdermott.com at “About Us — Leadership & Corporate Governance.”

Director Independence

The New York Stock Exchange listing standards require our Board of Directors to be comprised of at least a majority of independent directors. For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with us. To assist it in determining director independence, and as permitted by NYSE rules then in effect, the Board previously established categorical standards which conform to, or are more exacting than, the independence requirements in the NYSE listing standards. These standards are contained in our Corporate Governance Guidelines, which can be found on our Web site at www.mcdermott.com under “About Us — Leadership & Corporate Governance — Corporate Governance.”

Based on these independence standards, our Board of Directors has affirmatively determined that the following directors are independent and meet our categorical independence standards:

John F. Bookout, III	William H. Schumann, III
Roger A. Brown	Mary L. Shafer-Malicki
Stephen G. Hanks	David A. Trice
Gary P. Luquette

In determining the independence of the directors, our Board considered ordinary course transactions between us and other entities with which the directors are associated, none of which were determined to constitute a material relationship with us. Messrs. Brown, Schumann and Trice have no relationship with McDermott, except as a director and stockholder. Messrs. Bookout and Hanks and Ms. Shafer-Malicki are directors of entities with which we transact business in the ordinary course. Mr. Bookout is Managing Director for a private equity firm which has invested in entities with which we transact business in the ordinary course. Mr. Luquette is an executive and director of an entity with which we transact business in the ordinary course; however, the aggregate annual amount of such transactions for 2014 was substantially lower than the thresholds contained in the independence requirements in the NYSE listing standards. Our Board also considered contributions by us to charitable organizations with which the directors were associated. No director is related to any executive or significant stockholder of McDermott, nor is any director, with the exception of Mr. Dickson, a current or former employee of McDermott.

Executive Sessions

Our independent directors meet in executive session without management on a regular basis. Currently, Mr. Luquette, our Chairman of the Board of Directors, serves as the presiding director for those executive sessions.

Communications with the Board

Stockholders or other interested persons may send written communications to the independent members of our Board, addressed to Board of Directors (independent members), c/o McDermott International, Inc., Corporate Secretary’s Office, 757 N. Eldridge Pkwy., Houston, Texas 77079. Information regarding this process is posted on our Web site at www.mcdermott.com under “About Us — Leadership & Corporate Governance — Independent Director Access Information.”

Board of Directors and Its Committees

Our Board met 16 times during 2014. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2014. In addition, as reflected in our Corporate Governance Guidelines, we have adopted a policy that each member of our Board must make reasonable efforts to attend our Annual Meeting. All directors then serving on the Board attended our 2014 Annual Meeting.

Board Leadership Structure. Mr. Luquette has served as Chairman of the Board since Mr. D. Bradley McWilliams, our former Chairman of the Board, retired as a member of our Board of Directors on May 6, 2014. Our Board believes that it is appropriate for McDermott to have a Chairman of the Board separate from the Chief Executive Officer, as this structure allows Mr. Dickson, McDermott’s President and Chief Executive Officer, to maintain his focus on our strategic direction and the management of our day-to-day operations and performance, while Mr. Luquette is able to set the Board’s agendas and lead the Board meetings.

Board Committees. Our Board currently has, and appoints the members of, standing Audit, Compensation, Finance and Governance Committees. Each of those committees is comprised entirely of independent nonemployee directors and has a written charter approved by the Board. The current charter for each standing Board committee is posted on our Web site at www.mcdermott.com under “About Us — Leadership & Corporate Governance — Board Committees.” Attendance at committee meetings is open to every director, regardless of whether he or she is a member of the committee. Occasionally, our Board may convene joint meetings of certain committees and the Board. Each portion of the joint meeting is counted separately for purposes of the number of meetings of the Board and its committees disclosed in this proxy statement. The following table shows the current membership, the principal functions and the number of meetings held in 2014 for each committee:

Committee	Principal Functions and Additional Information

AUDIT Committee Members: Mr. Schumann (Chair) Mr. Hanks Mr. Trice 4 Meetings Held in 2014

•    Monitors our financial reporting process and internal control system.

•    Oversees the integrity of our financial statements.

•    Monitors our compliance with legal and regulatory financial requirements, including our compliance with the applicable reporting requirements established by the Securities and Exchange Commission (the “SEC”).

•    Evaluates the independence, qualifications, performance and compensation of our independent registered public accounting firm.

•    Oversees the performance of our internal audit function.

•    Oversees certain aspects of our Compliance and Ethics Program relating to financial matters, books and records and accounting and as required by applicable statutes, rules and regulations.

•    Provides an open avenue of communication among our independent registered public accounting firm, financial and senior management, the internal audit department and the Board.

Our Board has determined that Messrs. Trice, Hanks and Schumann each qualify as an “audit committee financial expert” within the definition established by the SEC. For more information on the backgrounds of those directors, see their biographical information under “Election of Directors” above.

COMPENSATION Committee Members: Ms. Shafer-Malicki (Chair) Mr. Brown Mr. Luquette 7 Meetings Held in 2014

•    Evaluates our officer and director compensation plans, policies and programs and our employee benefit plans.

•    Approves and/or recommends to the Board for approval such officer and director compensation plans, policies and programs.

•    Oversees our disclosures relating to compensation plans, policies and programs, including overseeing the preparation of the Compensation Discussion and Analysis included in this proxy statement.

•    Acts in its sole discretion to retain or terminate any compensation consultant to be used to assist the Compensation Committee in the discharge of its responsibilities. For additional information on the role of compensation consultants, please see “Compensation Discussion and Analysis — Role of Compensation Committee, Compensation Consultant and Management” below.

•    For 2014, the Compensation Committee authorized our Chief Executive Officer, in consultation with his direct reports, to establish individual goals under our Executive Incentive Compensation Plan (“EICP”) for our other executive officers who participate in the EICP. All payments under the EICP are subject to Compensation Committee approval.

•    Under the 2009 LTIP and 2014 LTIP, the Compensation Committee may delegate some of its duties to our Chief Executive Officer or other senior officers. The Compensation Committee has delegated certain authority to our Chief Executive Officer and Senior Vice President, Human Resources, for the approval of awards under the 2014 LTIP to new-hire, non-officer employees.

•    Under the McDermott International, Inc. Director and Executive Deferred Compensation Plan, which we refer to as the “DCP,” the Compensation Committee may delegate any of its powers or responsibilities to one or more members of the Committee or any other person or entity.

FINANCE Committee Members: Mr. Trice (Chair) Mr. Bookout Mr. Schumann 6 Meetings Held in 2014

•    Reviews and oversees financial policies and strategies, including financings, capital structure, mergers and acquisitions and the investment performance of pension plans.

•    Recommends any change in dividend policies or stock repurchase programs.

•    Oversees capital expenditures and capital allocation strategies.

•    Oversees tax structure and monitors any developments relating to changes in tax legislation.

•    Generally has responsibility over such matters up to $50 million, and for activities involving amounts over $50 million, reviews each such activity and makes a recommendation to the Board.

•    Additionally, a subcommittee of the Finance Committee consisting of Messrs. Trice, Schumann and Hanks (who was a member of the Finance Committee at the time), constituted a Pricing Committee in connection with McDermott’s refinancing activities in early 2014. The Pricing Committee held 2 meetings in 2014, in addition to the 6 Finance Committee meetings held in 2014.

GOVERNANCE Committee Members: Mr. Hanks (Chair) Mr. Bookout Mr. Brown Ms. Shafer-Malicki 5 Meetings Held in 2014

•    Identifies individuals qualified to become Board members and recommends to the Board each year the director nominees for the next annual meeting of stockholders.

•    Recommends to the Board the directors to serve on each Board committee.

•    Develops, reviews and recommends to the Board any changes to our Corporate Governance Guidelines the Governance Committee deems appropriate.

•    Leads the Board in its annual review of the Board’s performance and, in conjunction with the Compensation Committee, oversees the annual evaluation of our Chief Executive Officer.

•    Reviews and assesses the succession plan for the Chief Executive Officer and other members of executive management and reviews such plan with the Board periodically, and at least on an annual basis.

•    Recommends to the Board the compensation of nonemployee directors.

•    Serves as the primary committee overseeing our Compliance and Ethics Program, excluding certain oversight responsibilities assigned to the Audit Committee.

•    Oversees our director and officer insurance program.

The Board’s Role in Risk Oversight

As part of its oversight function, the Board is actively involved in overseeing risk management through our Enterprise Risk Management (“ERM”) program, which includes periodic reporting through a regional and corporate ERM structure. In connection with the ERM program, the Board exercises its oversight responsibility with respect to key external, strategic, operational and financial risks and discusses the effectiveness of current efforts to mitigate certain focus risks as identified by senior management and the Board through anonymous risk surveys.

Although the Board is ultimately responsible for risk oversight, the Board is assisted in discharging its risk oversight responsibility by the Audit, Compensation, Finance and Governance Committees. Each committee oversees management of risks, including, but not limited to, the areas of risk summarized below, and periodically reports to the Board on those areas of risk:

Committee	Risk Oversight
Audit	• Oversees management of risks related to our financial statements and the financial reporting process

Compensation	• Oversees management of risks related to our compensation policies and practices applicable to executives as well as employees generally, employee benefit plans and the administration of equity plans

Finance	• Oversees management of risks with respect to our policies and processes regarding capital structure, capital expenditures, financing and mergers and acquisitions

Governance

•    Oversees management of risks related to succession planning for the Chief Executive Officer and other members of executive management, our Compliance and Ethics Program (excluding responsibilities assigned to the Audit Committee) and director and officer insurance coverage

At their respective November 2014 meetings, each committee undertook an assessment of those areas of risk oversight that were delegated to it and provided a report to the Board. Also, at its November 2014 meeting, the Board received an ERM report and performed an assessment and review of the risks described in that report that were not delegated to the committees.

Compensation Policies and Practices and Risk

The Compensation Committee has concluded that risks arising from McDermott’s compensation policies and practices for McDermott employees are not reasonably likely to have a materially adverse effect on McDermott. In reaching this conclusion, the Compensation Committee considered the policies and practices in the following paragraph.

The Compensation Committee regularly reviews the design of our significant compensation programs with the assistance of its compensation consultant. We believe our compensation programs assist us in attracting, developing, motivating and retaining our executive officers while allowing for appropriate levels of business risk through some of the following features:

•

Reasonable Compensation Programs — Using the elements of total direct compensation, the Compensation Committee seeks to provide compensation opportunities for employees targeted at or near the median compensation of comparable positions in our market. As a result, we believe the total direct compensation of executive officer employees provides a reasonable and appropriate mix of cash and equity, annual and longer-term incentives and performance metrics.

•

Emphasis on Long-Term Incentive Compensation Over Annual Incentive Compensation — Long-term incentive compensation typically makes up a larger percentage of an executive officer’s total direct compensation than annual incentive compensation. Incentive compensation helps drive performance and align the interests of our employees with those of stockholders. In addition, tying a significant portion of an employee’s total direct compensation to long-term incentives (which typically vest over a period of three or more years) helps to promote longer-term perspectives regarding our company’s performance.

•	Clawback Policy — The Compensation Committee has adopted a policy that allows McDermott to recover, under certain circumstances, compensation paid to executive officers.

•

Long-Term Incentive Compensation Subject to Forfeiture — The Compensation Committee may terminate any outstanding stock award if the recipient, while employed by McDermott or performing services on behalf of McDermott under any consulting agreement: (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony; or (2) engages in conduct that adversely affects or, in the sole judgment of the Compensation Committee, may reasonably be expected to adversely affect, the business reputation or economic interests of our company.

•

Annual Incentive Compensation Subject to Linear and Capped Payouts — The Compensation Committee establishes financial performance goals which are generally used to plot a linear payout formula for annual incentive compensation, eliminating payout “cliffs” between the established performance goals. The maximum payout for the annual incentive compensation is capped at 200% of target.

•

Use of Multiple Performance Metrics — Utilizing diversified performance measures helps prevent compensation opportunities from being overly weighted toward the performance result of a single measure. In 2014, McDermott utilized operating income as the performance metric for our long-term incentive plan, and operating income, free cash flow, order intake and order intake operating margin as the performance metrics for our annual incentive plan. These metrics are further diversified from metrics used in prior years, which we believe further reduces risks related to incentive compensation.

•

Stock Ownership Guidelines — Our executive officers and directors are subject to stock ownership guidelines, which also help promote longer-term perspectives and align the interests of our executive officers and directors with those of our stockholders. All directors and executive officers currently meet or exceed their ownership requirement or are within the five-year period allowed to achieve compliance.

Compensation Committee Interlocks and Insider Participation

All members of our Compensation Committee are independent in accordance with NYSE listing standards. No member of the Compensation Committee (1) was, during the year ended December 31, 2014, or had previously been, an officer or employee of McDermott or any of its subsidiaries, or (2) had any material interest in a transaction of McDermott or a business relationship with, or any indebtedness to, McDermott. No interlocking relationship existed during the year ended December 31, 2014 between any member of the Board of Directors or the Compensation Committee and an executive officer of McDermott.

COMPENSATION OF DIRECTORS

Under our 2014 nonemployee director compensation program, cash compensation for nonemployee directors consisted of retainers (paid monthly and prorated for partial terms) and meeting fees as follows:

•	annual Board member retainer: $75,000;

•	additional retainer for the chair of each of the Audit Committee and Compensation Committee: $20,000;

•	additional retainer for the chair of each of the Finance Committee and Governance Committee: $10,000;

•	additional retainer for the Lead Director: $20,000;

•	additional retainer for the non-executive Chairman of the Board: $150,000; and

•

meeting fees of $2,500 for each meeting of the Board or a Committee (of which the nonemployee director is a member) attended, in person or by telephone, in excess of the twelfth Board or Committee meeting per annual director term of service.

From 2011 to 2013, our nonemployee director compensation program was generally consistent with the above, with two exceptions. First, in 2014 we reinstated the additional retainer for the non-executive Chairman of the Board in connection with our return to a non-executive Chairman of the Board. Second, in 2014 we increased the number of meetings required to be attended per annual term of service before a director received additional meeting fees from 8 to 12 meetings of the Board or a Committee (of which the nonemployee director is a member) attended. All directors who continued to serve as a member of the Board of Directors after our 2014 Annual Meeting of Stockholders waived any additional meeting fees they would have been owed under our previous nonemployee director compensation program when the Governance Committee adopted the 2014 nonemployee director compensation program. On average, each of these directors waived over $7,000 in meeting fees during 2014.

The table below summarizes the compensation earned by or paid to our nonemployee directors during the year ended December 31, 2014. Mr. D. Bradley McWilliams served as our Chairman of the Board prior to his retirement in May 2014.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
John F. Bookout, III	$75,000	$119,997	$194,997
Roger A. Brown	$78,333	$119,997	$198,330
Stephen G. Hanks	$81,932	$119,997	$201,929
Gary P. Luquette(2)	$172,727	$119,997	$292,724
D. Bradley McWilliams(2)	$91,894	—	$91,894
William H. Schumann, III	$88,864	$119,997	$208,861
Mary L. Shafer-Malicki	$95,000	$119,997	$214,997
David A. Trice	$88,598	$119,997	$208,595

(1)

Under our 2014 director compensation program, equity compensation for nonemployee directors generally consisted of a discretionary annual stock grant. On May 12, 2014, each of the nonemployee directors then serving as a director received a grant of 17,045 shares of restricted stock valued at $119,997, which is the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, using the closing market price of McDermott common stock on the date of grant ($7.04). Under the terms of each award, the restricted stock vested immediately on the grant date and immediately became unrestricted shares of McDermott common stock.

As of December 31, 2014, nonemployee directors had aggregate outstanding stock option awards as follows: Mr. Bookout – stock options to purchase 6,105 shares; and Mr. Brown – stock options to purchase 38,085 shares. All of such stock options were fully vested.

(2)	Mr. Luquette has served as non-executive Chairman of the Board since May 2014. Mr. McWilliams served as non-executive Chairman of the Board until his retirement in May 2014.

EXECUTIVE OFFICER PROFILES

The profiles below and on the following pages provide summary information regarding the experience and 2014 compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, who were employed by McDermott as of December 31, 2014, whom we refer to as our “Continuing Named Executives” or “Continuing NEOs”. The Continuing Named Executive profiles provide biographical information, including age and tenure with McDermott as of May 8, 2015, and summarize the compensation disclosures that are provided in the Compensation Discussion and Analysis (“CD&A”) and executive compensation tables. These profiles are supplemental, and are being provided in addition to, and not in substitution for, the detailed compensation tables required by the SEC that follow the CD&A. Please consult the more detailed compensation tables and the accompanying footnotes following the CD&A for an explanation of how the compensation information is calculated. See the following pages for profiles of:

•	David Dickson, our President and Chief Executive Officer;

•	Stuart A. Spence, our Executive Vice President and Chief Financial Officer;

•	Scott V. Cummins, our Senior Vice President, Commercial;

•	Tony Duncan, our Senior Vice President, Project Support; and

•	Liane K. Hinrichs, our Senior Vice President, General Counsel and Corporate Secretary.

We have included below biographical information, including age as of May 8, 2015, for Messrs. Stephen L. Allen, our Senior Vice President, Human Resources, Hugh J. Cuthbertson, our Vice President, Asia, Thomas W. Mackie, our Vice President, Middle East, and Scott Munro, our Vice President, Americas, Europe & Africa, who are also executive officers but are not NEOs under applicable SEC rules.

The Continuing Named Executives and Mr. Perry L. Elders, our former Senior Vice President and Chief Financial Officer, who resigned in August 2014, are collectively referred to as our “Named Executives” or “NEOs.” Information relating to Mr. Elders is provided in the CD&A and the compensation-related tables included in this proxy statement.

Stephen L. Allen, 62, has served as our Senior Vice President, Human Resources since March 2014 and, previously, as our Senior Director, Human Resources from January 2014 to March 2014. Previously, he served as the Senior Vice President, Human Resources for Technip USA Inc., a subsidiary of Technip, S.A. (“Technip”), in Houston, Texas, from August 2005 until January 2014. Mr. Allen has over 25 years of human resources experience in the oil and gas, utility and engineering and construction industries. His human resources experience includes leadership roles in compensation, benefits, talent acquisition, talent management and real estate management. Prior to joining Technip in 2005, Mr. Allen held the position of General Manager, Human Resources for Duke Energy in Cincinnati, Ohio.

Hugh Cuthbertson, 57, has served as our Vice President, Asia, since January 2015. Previously, he served as our Vice President & General Manager Asia Pacific from April 2014 to January 2015; Senior Director, Operations, McDermott Australia Pty. Ltd. (“MAP”) from July 2013 to March 2014; Senior Director Business Development, MAP, from March 2012 to July 2013, and Managing Director, MAP, from May 2009 to March 2012. Mr. Cuthbertson joined McDermott in 1978, and has held positions of increasing responsibility in business development, project management and regional responsibility.

Thomas W. Mackie, 64, has served as our Vice President, Middle East, since January 2015. Mr. Mackie has held positions of increasing responsibility in project management, design, construction,

installation, hook-up and commissioning and operations since joining McDermott in 2005, including serving as our Vice President & General Manager Middle East from April 2014 to January 2015; Director of Projects, McDermott Middle East, Inc. (“MME”) from April 2013 to April 2014; Senior Project Director, MME, from August 2012 to April 2013; General Manager, Hook-up and Brownfield, MME, from 2011 to August 2012; Project Director, MME, from 2009 to 2011; and General Manager Engineering, MME, from 2005 to 2009.

Scott Munro, 40, has served as our Vice President, Americas, Europe & Africa, since January 2015. Previously, he served as our Vice President & General Manager North Sea and Africa from April 2014 to January 2015; and Vice President Projects & Operations Subsea, from the time he joined McDermott in January 2014 to March 2014. Prior to joining McDermott, Mr. Munro was Vice President, Commercial, for Technip U.S.A. Inc., a subsidiary of Technip, from 2010 to 2013; and Vice President Offshore Unit, Technip France, an operating unit of Technip, from 2013 to 2014. Mr. Munro has management experience in the oil and gas industry having worked in the United Kingdom, United States, Canada, Brazil and France in a variety of operational and project management roles in organizations such as Coflexip Stena Offshore Group S.A., Acergy, S.A., Chevron Corporation and Technip.

DAVID DICKSON

PRESIDENT AND CHIEF EXECUTIVE OFFICER

Age: 47

Tenure with McDermott: 19 months

Mr. Dickson, 47, has served as a member of our Board of Directors and as President and Chief Executive Officer since December 2013, prior to which he served as our Executive Vice President and Chief Operating Officer from October 2013. Mr. Dickson has over 24 years of offshore oilfield engineering and construction business experience, including 11 years of experience with Technip S.A. and its subsidiaries. From September 2008 to October 2013, he served as President of Technip U.S.A. Inc., with oversight responsibilities for all of Technip’s North American operations. In addition to being the President of Technip U.S.A. Inc., Mr. Dickson also had responsibility for certain operations in Latin America, including Mexico, Venezuela, Colombia and the Caribbean. Mr. Dickson also supported the Technip organization by managing key customer accounts with international oil companies based in the United States.

2014 COMPENSATION

Annual Base Salary
Base Salary Earned	$850,000

Annual Incentive Compensation
Executive Incentive Compensation Plan Award(1)	$552,000

Long-Term Incentive Compensation(2)
Restricted Stock Units	$2,399,981
Performance Shares	$1,599,995

Other Compensation
Deferred Compensation Plan Contribution	$42,500
Thrift Match	$3,900
Service-Based Thrift Contribution	$7,800
Tax Payments	$0
Perquisite Allowance	$20,000

EQUITY AWARDED IN 2014

March 6, 2014	Restricted Stock Units	306,120	units
March 6, 2014	Performance Shares	204,081	shares

(1)	This amount represents Mr. Dickson’s annual incentive award earned in 2014 but paid in 2015 pursuant to the terms of the EICP.

(2)	Each equity grant is disclosed at the grant date fair value of the award.

STUART A. SPENCE

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Age: 46

Tenure with McDermott: 9 months

Mr. Spence has served as McDermott’s Executive Vice President and Chief Financial Officer since August 2014. Mr. Spence has approximately 19 years of combined financial and operational management experience with companies in the oilfield products and services and engineering and construction businesses. Immediately prior to joining McDermott, Mr. Spence served as Vice President, Artificial Lift for Halliburton Company, where he had overall strategic and operational responsibility for Halliburton’s artificial lift product and service line. Previously, he served as Senior Director, Strategy and Marketing for Halliburton’s Completion and Production Division. Mr. Spence joined Halliburton following Halliburton’s acquisition of Global Oilfield Services Inc. in November 2011. He served as Executive Vice President and Chief Financial Officer of Global Oilfield Services from 2008 to May 2011 and as Executive Vice President, Strategy, in May 2011 in connection with the sale to Halliburton. His prior experience also includes positions of increasing financial and management responsibility at: Green Rock Energy, LLC; and Vetco International Ltd. (holding company for Aibel Ltd., an oilfield facilities maintenance and construction company, and Vetco Gray, Inc., a subsea production and drilling equipment company).

2014 COMPENSATION

Annual Base Salary(1)
Base Salary Earned	$168,229

Annual Incentive Compensation
Executive Incentive Compensation Plan Award(2)	$70,656

Long-Term Incentive Compensation(3)
Restricted Stock Units	$599,999
Performance Shares	$400,000
Restricted Stock Units(4)	$1,299,995

Other Compensation
Deferred Compensation Plan Contribution	$0
Thrift Match	$2,523
Service-Based Thrift Contribution	$5,047
Tax Payments	$0
Perquisites(5)	$0

EQUITY AWARDED IN 2014

August 25, 2014	Restricted Stock Units	81,081	units
August 25, 2014	Performance Shares	54,054	shares
August 25, 2014	Restricted Stock Units(4)	175,675	units

(1)	Base salary earned reflects partial year compensation for the period from August 25, 2014 through December 31, 2014.

(2)

This amount represents Mr. Spence’s annual incentive award earned in 2014 but paid in 2015 pursuant to the terms of the EICP. Mr. Spence’s annual incentive compensation award was computed based on his annual base salary earned from his date of hire through December 31, 2014.

(3)	Each equity grant is disclosed at the grant date fair value of the award.

(4)	This award represents a one-time award of restricted stock units to compensate Mr. Spence for the forfeiture of incentives from his prior employer.

(5)	Mr. Spence did not receive a perquisite allowance in 2014, since he did not join McDermott until August 25, 2014.

SCOTT V. CUMMINS

SENIOR VICE PRESIDENT, COMMERCIAL

Age: 52

Tenure with McDermott: 29 years

Mr. Cummins has served as our Senior Vice President, Commercial, since January 2015. Previously he served as: our Executive Vice President Offshore from March 2014 to January 2015; our Senior Vice President and General Manager, Asia Pacific & Middle East from January 2014 to February 2014; our Senior Vice President and General Manager, Asia Pacific, from May 2013 to January 2014; Senior Vice President and General Manager, Asia Pacific, McDermott International Management, Inc. (“MIMI”) from February 2012 to May 2013; Senior Vice President and General Manager, Asia Pacific from November 2011 to February 2012; Vice President and General Manager, Asia Pacific, from July 2010 to November 2011; and Vice President and General Manager, Asia Pacific, of our subsidiary J. Ray McDermott, S.A. (“JRM”) from April 2008 to July 2010. Mr. Cummins joined McDermott in June 1986, and his earlier positions with McDermott include positions in sales and marketing, business development, marine, fabrication and project operations roles.

2014 COMPENSATION

Annual Base Salary
Base Salary Earned(1)		$456,250

Annual Incentive Compensation
Executive Incentive Compensation Plan Award(2)		$126,000

Long-Term Incentive Compensation(3)
Restricted Stock Units		$599,995
Performance Shares		$399,997

Pension Plan(4)
Annual Change in Present Value of Pension Benefit		$80,900

Other Compensation
Deferred Compensation Plan Contribution		$31,488
Thrift Match	$	N/A
Service-Based Thrift Contribution	$	N/A
Tax Payments(5)		$121,963
Expatriate Benefits(6)		$411,405
Perquisites		$20,000
Other(7)		$43,083

EQUITY AWARDED IN 2014

March 6, 2014	Restricted Stock Units	76,530	units
March 6, 2014	Performance Shares	51,020	shares

(1)

The amount reported includes an additional $6,250 received as a result of the timing of monthly salary payments in connection with Mr. Cummins’ relocation from Singapore to the United Kingdom and the resulting change in payrolls.

(2)	This amount represents Mr. Cummins’ annual incentive award earned in 2014 but paid in 2015 pursuant to the terms of the EICP.

(3)	Each equity grant is disclosed at the grant date fair value of the award.

(4)	Mr. Cummins is no longer accruing benefits under the pension plan reflected above.

(5)

The amount reported includes $89,826 in Singapore taxes and $191,240 in United Kingdom taxes paid by McDermott on Mr. Cummins’ behalf, net of $159,103 McDermott withheld from Mr. Cummins’ compensation pursuant to McDermott’s tax equalization program.

(6)

Expatriate benefits for Mr. Cummins consist of an expatriate premium, commodities and service allowance, housing and utilities allowance, limited vacation airfare, education allowance for dependent children and a car lease.

(7)	The amount reported represents an amount paid to Mr. Cummins in connection with his relocation from Singapore to the United Kingdom.

TONY DUNCAN

SENIOR VICE PRESIDENT, PROJECT SUPPORT

Age: 54

Tenure with McDermott: 2 years

Mr. Duncan has served as our Senior Vice President, Project Support, since January 2015. Previously, he served as: our Executive Vice President Subsea from March 2014 to January 2015; our Vice President and General Manager, Subsea, from April 2013 to March 2014, with responsibility for the Atlantic segment of McDermott’s business from January 2014 to March 2014; Vice President, Supply Chain Management of Subsea 7, S.A., a global subsea engineering, construction and services company, from March 2011 to March 2013; Regional Vice President — Gulf of Mexico of Acergy, S.A., an international subsea engineering construction and services company, which merged with Subsea 7, Inc. in January 2011, from February 2006 to March 2011; and Vice President, SURF — Gulf of Mexico of Technip, S.A., from September 2001 to February 2006.

2014 COMPENSATION

Annual Base Salary
Base Salary Earned	$400,000

Annual Incentive Compensation
Executive Incentive Compensation Plan Award(1)	$112,000

Long-Term Incentive Compensation(2)
Restricted Stock Units	$599,995
Performance Shares	$399,997

Other Compensation
Deferred Compensation Plan Contribution	$16,250
Thrift Match	$5,200
Service-Based Thrift Contribution	$7,800
Tax Payments(3)	$394,463
Expatriate Benefits(4)	$335,028
Perquisites	$20,000
Other(5)	$3,448

EQUITY AWARDED IN 2014

March 6, 2014	Restricted Stock Units	76,530	units
March 6, 2014	Performance Shares	51,020	shares

(1)	This amount represents Mr. Duncan’s annual incentive award earned in 2014 but paid in 2015 pursuant to the terms of the EICP.

(2)	Each equity grant is disclosed at the grant date fair value of the award.

(3)

The amount reported includes $502,384 in United Kingdom taxes paid by McDermott on Mr. Duncan’s behalf, net of (i) $148,721 that McDermott withheld from Mr. Duncan’s compensation in 2014 and (ii) $40,800 that McDermott paid to Mr. Duncan in 2014 as a tax equalization payment related to 2013 withholding, in each case pursuant to McDermott’s tax equalization program.

(4)

Expatriate benefits for Mr. Duncan consist of an expatriate premium, hardship premium, commodities and service allowance, housing and utilities allowance, limited vacation airfare and an education allowance for Mr. Duncan’s dependent children.

(5)	The amount reported represents an amount paid to Mr. Duncan in connection with his relocation from the United States to the United Kingdom.

LIANE K. HINRICHS

SENIOR VICE PRESIDENT,

GENERAL COUNSEL AND CORPORATE SECRETARY

Age: 57

Tenure with McDermott: 16 years

Ms. Hinrichs has been our Senior Vice President, General Counsel and Corporate Secretary since October 2008. Previously, she served as our: Vice President, General Counsel and Corporate Secretary from January 2007 to September 2008; Corporate Secretary and Associate General Counsel, Corporate Compliance and Transactions from January 2006 to December 2006; Associate General Counsel, Corporate Compliance and Transactions, and Deputy Corporate Secretary from June 2004 to December 2005; Assistant General Counsel, Corporate Secretary and Transactions from October 2001 to May 2004; and Senior Counsel from May 1999 to September 2001. Prior to joining McDermott in 1999, she was a partner in a New Orleans law firm.

2014 COMPENSATION

Annual Base Salary
Base Salary Earned	$477,750

Discretionary Bonus(1)
Discretionary Bonus	$50,000

Annual Incentive Compensation
Executive Incentive Compensation Plan Award(2)	$167,213

Long-Term Incentive Compensation(3)
Restricted Stock Units	$599,995
Performance Shares	$399,997

Pension Plan(4)
Annual Change in Present Value of Pension Benefit	$104,829

Other Compensation
Deferred Compensation Plan Contribution	$38,682
Thrift Match	$6,992
Service-Based Thrift Contribution	$7,800
Tax Payments	$0
Perquisites	$20,000

EQUITY AWARDED IN 2014

March 6, 2014	Restricted Stock Units	76,530	units
March 6, 2014	Performance Shares	51,020	shares

(1)

This amount represents a discretionary bonus award Ms. Hinrichs received in recognition of her contributions to and results achieved in connection with McDermott’s refinancing transactions in the first half of 2014.

(2)	This amount represents Ms. Hinrichs’ annual incentive award earned in 2014 but paid in 2015 pursuant to the terms of the EICP.

(3)	Each equity grant is disclosed at the grant date fair value of the award.

(4)	Ms. Hinrichs is no longer accruing benefits under the pension plans reflected above.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, provides information relevant to understanding the 2014 compensation of our executive officers and former executive officers identified in the Summary Compensation Table, whom we refer to as our NEOs. “Continuing NEOs”, as used in the CD&A, includes only the Named Executive Officers who remained employed with McDermott through the date of this Proxy Statement. The following discussion also contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We caution investors not to apply these statements in other contexts.

Executive Summary

McDermott’s compensation programs are designed to attract, develop, retain and motivate qualified employees to create, expand and execute sound business opportunities for our company. The Compensation Committee is committed to targeting reasonable and competitive total direct compensation for our NEOs, with a significant portion of that compensation being performance-based.

2014 Compensation Program. As in prior years, the Compensation Committee continued to believe that a significant portion of a NEO’s compensation should be performance-based, designed for the purpose of aligning the interests of our NEOs with those of stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value. Following an operating loss in 2013, a challenging outlook for 2014 and the anticipated need for significant strategic and operational actions to commence the turnaround of our business, the Compensation Committee implemented several changes to McDermott’s compensation programs for 2014. Those changes took into consideration our need for the 2014 compensation arrangements to attract, develop, retain and motivate the NEOs and other executive officers during our turnaround efforts, including challenges associated with stabilizing our company, delivering improved financial and operational performance and repositioning the Company for long-term growth.

Overall Program. Reflecting the Compensation Committee’s philosophy and these considerations, compensation arrangements in 2014 provided for the continuing use of three elements of target total direct compensation:

•	annual base salary;

•

annual incentive, with performance metrics under our Executive Incentive Compensation Plan, or EICP, designed to align with near-term operational priorities, composed entirely of performance-based compensation; and

•	long-term incentive, or LTI, with emphasis on restricted stock units to provide stability and support the retention of key employees during the organizational and leadership transition.

Mix of Total Direct Compensation Elements

Compensation Element	Mr. Dickson	Continuing NEOs as a Group (Average)(1)
Annual Base	15%	21%
Annual Incentive	15%	16%
Long-Term Incentive	70%	63%

(1)

References in this CD&A to percentages, where applicable, generally exclude the one-time award of restricted stock units made to Mr. Spence to compensate him for the forfeiture of incentives from his prior employer.

Performance-based Compensation. Performance-based compensation for 2014 reflected a balance between the goals of driving operational performance necessary for a business in turnaround, retaining key employees and rewarding exceptional individual performance. With these goals in mind, the metrics utilized under our annual incentive plan and LTI plans in 2014 were modified from the performance metrics used in recent years.

For the 2014 annual incentive compensation program, the Compensation Committee established target compensation with a target award opportunity comprised 50% financial performance goals, 25% corporate performance goals and 25% individual performance goals, as discussed in more detail in this CD&A. In recognition of the Company’s ongoing turnaround efforts in 2014, when approving the EICP program in March 2014, the Compensation Committee established a minimum EICP bonus pool funding of 0.5x of aggregate participants’ target awards with consideration of the fact that certain of the financial performance goals were in excess of our forecast.

For 2014 long-term incentives, the Compensation Committee continued to utilize performance shares, but revised the performance metric to utilize aggregate consolidated operating income over a three-year performance period, rather than return on invested capital, which had been used in recent years. The Compensation Committee believes that the achievement of operating income is an appropriate reflection of project execution, which is a necessary element of improved operational performance. For LTI awards made in 2015, the Compensation Committee increased the proportion of performance shares awarded such that they represented 50% of the Continuing NEOs’ target LTI awards.

By using these performance metrics for the 2014 compensation program, the Compensation Committee intended that our compensation practices would contribute to the creation of stockholder value, without encouraging executives to take unnecessary and excessive risks to earn compensation.

Other Compensation. In addition to the performance-based compensation and in consideration of our ongoing turnaround, the Compensation Committee also provided annual base salaries that, on average, represented 21% of Continuing NEO target total direct compensation and awarded 60% of the NEO’s target long-term incentive award through restricted stock units. The restricted stock units are generally scheduled to vest in one-third increments on the first, second and third anniversary of the grant date. The Compensation Committee awarded a greater percentage of restricted stock units than in the recent past, as a result of the need to provide stability and support the retention of key employees during the ongoing turnaround.

2014 Significant Events. Following the operational and financial results in the second half of 2013, McDermott’s Board of Directors and management embarked upon significant strategic and operational actions to effect the turnaround of the business.

Board of Director Changes. In October 2013, Mr. Gary P. Luquette was appointed to McDermott’s Board of Directors, and was appointed as non-executive Chairman of the Board in May 2014. The Board also implemented changes to the composition of its Committees, including the Chairman of each of the Audit, Finance and Governance Committees.

Executive Changes. The following executive management changes occurred during late 2013 and 2014:

•	During the fourth quarter of 2013, Mr. David Dickson was appointed as McDermott’s President and Chief Executive Officer and became a member of the Board of Directors.

•	In January 2014, Mr. Stewart L. Mitchell, our former Senior Vice President and General Manager, Middle East & Atlantic, resigned.

•

In March 2014, Mr. Stephen L. Allen was appointed as McDermott’s Senior Vice President, Human Resources, following the resignation of Mr. Gary L. Carlson, McDermott’s prior Senior Vice President and Chief Administration Officer.

•

In April 2014, Messrs. Scott V. Cummins and Tony Duncan were appointed as Executive Vice President Offshore and Executive Vice President Subsea, respectively, and, in January 2015, were appointed as Senior Vice President, Commercial, and Senior Vice President, Project Support, respectively, in connection with further refinements to McDermott’s organizational structure.

•	In April 2014, new regional vice presidents were appointed in connection with changes to McDermott’s organizational structure.

•

In August 2014, Mr. Stuart A. Spence was appointed as McDermott’s Executive Vice President and Chief Financial Officer, following the resignation of Mr. Perry L. Elders, McDermott’s prior Senior Vice President and Chief Financial Officer.

Strategic and Operational Accomplishments. The following strategic and operational accomplishments were achieved in 2014:

•

Financings: In the second quarter of 2014, we completed new financing arrangements expected to provide the liquidity to support McDermott’s stabilization and the financial flexibility necessary to execute business improvement initiatives and long-term growth. These financing arrangements included a $400 million, three-year letter of credit facility, a $300 million five-year term loan, the issuance of $500 million of seven-year senior secured notes and the issuance of $287.5 million of tangible equity units.

•

New Organizational Structure: In April 2014, we implemented a new organization and regional management structure, focused on strengthening the balance sheet and instilling financial discipline, aligning with customers and building strong customer relationships, improving cost structure, increasing competitiveness and building a performance-oriented and highly accountable culture. McDermott has made, and expects to continue to make, further refinements to this organizational structure in 2015.

•	Improved Project Execution: During 2014, we completed certain legacy loss-making projects and returned certain ongoing legacy loss-making projects to profitability.

•

Enhanced Recruiting: We have increased recruitment of experienced industry veterans to augment our commercial/business development, bidding and project execution functions, as well as corporate support functions, including finance, legal and human resources.

•	Asset Rationalization: We have rationalized our assets, including through the sale of the KP1, DB16 and Harbor Island facility and closure of the Morgan City fabrication yard.

•

Capital Expenditure Projects: We have delivered on budget and on schedule capital expenditure projects in 2014, including completion of the CSV 108 and progress on the construction of the DLV 2000, which is expected to join McDermott’s fleet in 2016.

•	Positioning for Future Growth: We have positioned McDermott for future growth, including through:

•	exploration and evaluation of potential joint venture initiatives, including a venture between GE and McDermott — io oil & gas consulting — which was launched in early 2015;

•

entry into a lease agreement and option for lease agreement for property to develop spoolbases in Gulfport, Mississippi and Hartlepool, United Kingdom, respectively, to support the reeled pipelay capabilities of our vessels, the NO 102 and NO 105;

•	exercise of the option to purchase our partner’s 50% ownership interest in the entities owning the NO 102; and

•

Commencement of the McDermott Profitability Initiative, designed to improve our profitability and flexibility, and implement changes to our overall cost structure and unabsorbed fixed costs, while maintaining our revenue and capacity potential.

2014 Financial Performance. Reflecting the ongoing turnaround, McDermott’s 2014 financial performance resulted in the following:

•	Consolidated revenue of $2.3 billion;

•	Consolidated operating income of $8.6 million, representing a significant improvement over the substantial 2013 operating loss;

•	Cash flows from operations of $7.0 million, an improvement over cash flows from operations of ($256.6) million in 2013;

•	Backlog of $3.6 billion at December 31, 2014; and

•	Achievement of above target performance on three of the four financial metrics under our annual incentive plan — operating income, free cash flow and order intake operating margin.

Realizable Value of Performance-Based Awards.

In accordance with our Compensation Committee’s philosophy and program, performance-based awards resulted in:

•

Financial performance under the EICP that (as per the EICP) would have resulted in bonus pool funding of 1.015x. This amount was, following the recommendation of executive management (with consideration of our non-attainment of the threshold level for the order intake component of the financial performance goals), reduced by over 50% by the Compensation Committee, through the exercise of its discretion, to funding of 0.5x, as discussed in further detail in this CD&A.

•	NEO performance shares granted in 2011, 2012, 2013 and 2014 having no realizable value as of December 31, 2014.

The following table summarizes the 2014 performance-based compensation opportunities, as compared to the realizable value of such opportunities as of December 31, 2014, for each of our NEOs:

2014 Performance-Based Compensation Opportunity vs.

Realizable Value as of December 31, 2014

(1)	Opportunity values for EICP are presented using the NEOs’ target EICP award levels.

(2)	Opportunity values for performance shares are presented using the grant date fair value of the respective awards.

(3)

The 2014 realizable values shown above are measured as of December 31, 2014. The realizable value of EICP awards shown above is based on each NEO’s actual earned EICP award. The realizable value of performance share awards shown above is based on the estimated payout as a percent of target based upon an extrapolation of 2014 operating income of $8.6 million over the three-year performance period, or 0% of the performance shares granted in 2014, multiplied by the closing price of our common stock as reported on the NYSE as of December 31, 2014 ($2.91). This value does not take into account our forecast or expectations for actual performance over the three-year performance period. The number of the performance shares granted in 2014 that ultimately vest, if any, will be determined by reference to performance goals over a three- year period and may be more or less than indicated in the table. The vesting of any of these performance shares would impact the future realizable value of these performance share awards.

Executive Compensation Policies and Practices. Below we highlight certain of our executive compensation and governance policies and practices, including both those which we utilize to drive performance and those which we prohibit because we do not believe they would serve our stockholders’ long-term interests:

Our Policies and Practices Include

☑

Performance-Based Pay — We structure our compensation program to align the interests of officers, including our NEOs, with the interests of our stockholders, and therefore, a significant portion of target total direct compensation is tied to performance. Performance-based compensation in 2014 consisted of annual incentive compensation and the portion of the NEOs’ target value long-term incentive compensation that was attributable to performance shares.

☑	Tally Sheets — We review tally sheets, reflecting historical compensation amounts, for our NEOs prior to making annual executive compensation decisions.

☑

Double Trigger Change-in-Control Agreements — Our change-in-control agreements contain a “double trigger,” that is, they provide benefits only upon an involuntary termination or constructive termination of the executive officer within one year following a change in control.

☑

Meaningful Stock Ownership Guidelines — All of our NEOs and directors are subject to stock ownership guidelines that require the retention of a dollar value of qualifying McDermott securities based on a multiple of their respective base salaries or annual retainers. Each of the NEOs and directors is in compliance with his or her respective stock ownership requirement, or is within the five-year period provided to attain compliance.

☑	Modest Perquisite Allowance — In 2014, we provided a modest perquisite allowance to certain officers, including the NEOs (with the exception of Mr. Spence, who joined McDermott in August 2014).

☑

Annual Review of Share Utilization — We evaluate share utilization levels annually by reviewing overhang levels (the dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate stock awarded as a percentage of total outstanding shares).

☑	Risk Assessment — Our compensation consultant assists the Compensation Committee in conducting an annual risk assessment of our compensation programs.

☑	Clawback Policy — We have a clawback policy that allows McDermott to recover, under certain circumstances, compensation paid to executive officers.

Our Policies and Practices Prohibit
☒ Repricing of underwater stock options. ☒ Excise tax gross-ups under our change-in-control agreements. ☒ Derivatives trading or hedging transactions.

How We Make Compensation Decisions

Compensation Committee. The Compensation Committee has primary responsibility for determining and approving, on an annual basis, the compensation of our CEO and other executive officers. The Compensation Committee receives information and advice from its compensation consultant as well as from our human resources department and management to assist in compensation determinations.

Compensation Consultant. Pay Governance LLC, or “Pay Governance,” has been engaged by our Compensation Committee to serve as its consultant on executive compensation and benefits matters since November 2010. Pay Governance provides advice and analysis to the Compensation Committee on the design, structure and level of executive and director compensation, and, when requested by the Compensation Committee, attends meetings of the Compensation Committee and participates in executive sessions without members of management present. Pay Governance reports directly to the Compensation Committee, and the Compensation Committee reviews, on an annual basis, Pay Governance’s performance and provides Pay Governance with direct feedback on its performance. When requested by the Governance Committee, Pay Governance attends meetings of the Governance Committee with respect to nonemployee director compensation.

During 2014, Pay Governance did not perform any services for McDermott other than as described above. In January 2015, our Compensation Committee assessed whether the work performed by Pay Governance during 2014 raised any conflict of interest, and determined that Pay Governance’s work performed for the Compensation Committee raised no conflict of interest.

Role of CEO and Management. While the Compensation Committee has the responsibility to approve and monitor all compensation for our executive officers, management plays an important role in determining executive compensation. Management, at the request of the Compensation Committee, recommends financial goals and works with Pay Governance to analyze competitive market data and to recommend compensation levels for our executive officers other than our CEO. Our CEO likewise assists the Compensation Committee by providing his evaluation of the performance of our other executive officers and recommending compensation for those officers, including via adjustments to their annual incentive compensation, based on individual performance.

Compensation Philosophy

McDermott’s compensation programs are designed to attract, develop, retain and motivate qualified employees to achieve business needs and create, expand and execute sound business opportunities for our company. The Compensation Committee is committed to targeting reasonable and competitive total direct compensation for our NEOs, with a significant portion of that compensation being performance-based. Our compensation programs are designed to address business needs, and provide competitive opportunities, but achievement of most of those opportunities depends on the attainment of performance goals and/or stock price performance. The Compensation Committee (assisted by Pay Governance and with the participation of management) has designed and administered compensation programs aligned with this philosophy. These programs generally seek to provide compensation that:

•	incentivizes and rewards short- and long-term performance, continuity of service and individual contributions; and

•	promotes the hiring and retention of well-qualified executives, while aligning the interests of our executives with those of our stockholders.

Impact of 2014 Say-on-Pay Vote on Executive Compensation

At our 2014 Annual Meeting of Stockholders, over 86% of the votes cast were voted in favor of the advisory vote to approve NEO compensation. The Compensation Committee considered this result,

and believes this affirms our stockholders’ support of the Compensation Committee’s decisions and our existing executive compensation programs. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the NEOs. The Compensation Committee expects to continue to hold the advisory vote to approve NEO compensation every year.

Defining Market Range Compensation — Benchmarking

To identify median compensation for each element of total direct compensation, the Compensation Committee relies on “benchmarking.” This involves reviewing the compensation of our NEOs relative to the compensation paid to similarly situated executives at companies we consider our peers. As a result, the annual base salary, target annual incentive compensation and target LTI compensation for each of the NEOs is benchmarked. However, the specific performance metrics and performance levels used within elements of annual and long-term compensation are designed for the principal purpose of supporting our strategic and financial goals and driving the creation of stockholder value, and, as a result, are not generally benchmarked.

Proxy Peer Group. It is the Compensation Committee’s practice to periodically review and consider the individual companies used for benchmarking purposes. The Compensation Committee believes that identification of peers using a broad industry sector code is inadequate and does not establish similarity of operations and business models, nor identify historical competitors for managerial talent — factors the Compensation Committee considers in the selection of companies for benchmarking purposes. Therefore, the Compensation Committee considers the revenues and market capitalization of the component companies. Based upon this framework and with the assistance of Pay Governance, in November 2013, the Compensation Committee removed certain of the largest and smallest component companies from the prior peer group used for executive compensation decisions and added two additional companies that are similar in operations and size to McDermott and the remaining companies in the peer group. We refer to this revised peer group as the “Proxy Peer Group.” The Compensation Committee intends to continue to periodically review and consider the individual companies used for benchmarking purposes. The component companies of the Proxy Peer Group are as follows:

Cameron International Corporation	Jacobs Engineering Group, Inc.
Chicago Bridge & Iron Company N.V.	KBR, Inc.
Dresser-Rand Group, Inc.	Noble Corporation plc
Exterran Holdings, Inc.	Oceaneering International, Inc.
FMC Technologies, Inc.	Oil States International, Inc.
Foster Wheeler AG	Superior Energy Services, Inc.
Helix Energy Solutions Group, Inc.	Tidewater Inc.

Market data from the Proxy Peer Group was reflective of 2012 compensation, as reported in the 2013 proxy statements of the companies in the Proxy Peer Group, and was not size-adjusted, although the Compensation Committee was aware of these differences when making individual pay decisions.

In this CD&A, references to “market” or “our market” are references to the compensation of similarly situated executives at companies within the Proxy Peer Group with respect to each NEO and the applicable element of compensation.

Survey Peer Group. Pay Governance also utilized market data based on a set of 96 companies in similar industries which participate in Towers Watson surveys (the “Survey Peer Group”). The Survey Peer Group is intended to provide a reference point for pay levels within similar industries, and is used as a secondary reference for the NEOs and a primary reference for other officers. Aside from screening companies on the basis of their industry classifications, no further refinements or judgments were applied in the identification of companies within the sample. The component companies of the Survey Peer Group are listed on page 47 of this CD&A. Market data from the Survey Peer Group represents 2013 compensation as reported to the survey and, when possible, was size adjusted. Corporate positions were evaluated based on average revenues of $3.6 billion, and business unit positions were evaluated based on their respective revenue levels.

What We Pay and Why: Elements of Total Direct Compensation

Target Total Direct Compensation. The Compensation Committee seeks to provide reasonable and competitive compensation. As a result, it targets the elements of total direct compensation, or “TDC,” for our NEOs generally within approximately 15% of the median compensation of our market for comparable positions. Throughout this CD&A, we refer to compensation that is within approximately 15% of market median as “market range” compensation.

The Compensation Committee may set TDC or individual elements of total direct compensation above or below the market range to account for a NEO’s performance and experience, internal pay equity and other factors or situations that are not typically captured by looking at standard market data and practices and which the Compensation Committee deems relevant to the appropriateness and/or competitiveness of a NEO’s compensation.

When making decisions regarding individual compensation elements, the Compensation Committee also considers the effect on the NEO’s target total direct compensation and target total cash-based compensation (annual base salary and annual incentives), as applicable. The Compensation Committee’s goal is to establish target compensation for each element that, when combined, create a target total direct compensation award for each NEO that is reasonable and competitive and supports our compensation philosophy and objectives. The chart below shows the target total direct compensation by element for each Continuing NEO.

Continuing NEO	Annual Base Salary	Annual Incentive(1) (% of Salary)	Long-Term Incentive(2)	Target Total Direct Compensation as Percent of Market(3)
D. Dickson	$850,000	100%	$4,000,000	97%
S. Spence	$475,000	70%	$1,000,000	80%
S. Cummins	$450,000	70%	$1,000,000	91%
T. Duncan	$425,000	70%	$1,000,000	88%
L. Hinrichs	$477,750	70%	$1,000,000	94%

Average Mix of Compensation Elements	21%	16%	63%	N/A

(1)

When making decisions as to the elements of a NEO’s total direct compensation, the Compensation Committee considers the dollar value of annual incentive compensation but typically awards this element as a percentage of annual base salary.

(2)	The values provided in this column are the target values of LTI approved by the Compensation Committee.

(3)	Market is defined as median target for each compensation element based on the Proxy Peer Group. 100% represents median compensation.

The average allocation of the elements of total direct compensation for our Continuing NEOs in 2014 was as follows:

Annual Base Salary. We pay base salaries to provide a fixed level of compensation that helps attract and retain executives. Base salary levels recognize an executive officer’s experience, skill and performance, with the goal of being market competitive based on the officer’s role and responsibilities within the organization. Adjustments may be made based on individual performance, inflation, pay relative to market and internal pay equity considerations.

Annual Incentive. The Compensation Committee administers our annual incentive compensation program under our Executive Incentive Compensation Plan. The EICP is a cash incentive plan designed to motivate and reward our NEOs and other key employees for their contributions to business goals and other factors that we believe drive our earnings and promote creation of stockholder value. In consideration of our company’s recent financial performance, in 2014 the EICP was redesigned with a focus on multi-dimensional metrics that the Compensation Committee believes drive behaviors and reward results that are necessary for a sustainable and growth-oriented business. In 2014, the EICP program reflected award opportunities that were generally 50% based on attainment of financial performance goals, 25% based on attainment of corporate performance goals and 25% based on attainment of individual performance goals, as discussed below. In recognition of our ongoing turnaround efforts to stabilize the business and reposition McDermott for long-term growth, when approving the EICP program in March 2014, the Compensation Committee established minimum EICP bonus pool funding of 0.5x of aggregate participants’ target awards with consideration of the fact that certain of the financial performance goals were in excess of our forecast.

Financial Performance Goals. The financial performance goals generally represented 50% of a participant’s total award opportunity. The Compensation Committee established the 2014 financial performance goals based on management’s internal projections of 2014 financial results. These goals included four components: consolidated operating income, consolidated free cash flow (defined as consolidated cash from operations less consolidated capital expenditures), order intake and operating margins on order intake. Each of these four components represented 25% of the total portion of a participant’s award attributable to financial performance goals, and determined the threshold (50%), target (100%) and maximum (200%) payment a participant would have been eligible to earn under the financial performance component of the EICP in 2014; provided, however, that, for the 25% of the financial performance goals pertaining to operating income, the Compensation Committee determined that no payments would be made for performance below the target performance level.

Weight	Financial Performance Goal	Reason Metric Selected	Performance Level	Funding Multiple
25%	Operating Income	Reflects execution performance	Target	1.0x
			Maximum	2.0x
25%	Free Cash Flow	Prioritizes liquidity needs of the Company	Threshold	0.5x
			Target	1.0x
			Maximum	2.0x
25%	Order Intake	Forward-looking leading indicator to drive future performance	Threshold	0.5x
			Target	1.0x
			Maximum	2.0x
25%	Order Intake Operating Margin	Ensures pricing discipline on order intake	Threshold	0.5x
			Target	1.0x
			Maximum	2.0x

Based on 2014 financial performance, specifically the attainment of operating income, free cash flow and order intake margin goals above target, McDermott achieved performance under the EICP that would have resulted in 1.015x bonus pool funding with respect to the financial performance goals. However, following the recommendation of executive management (with consideration of our non-attainment of the threshold level for the order intake component of the financial performance goals), the Compensation Committee determined, through the exercise of its discretion, that the EICP funding should be reduced by over 50% to 0.5x.

Corporate Performance Goals. The corporate performance goals, which represented 25% of a participant’s total award, were generally based 40% on the participant’s support of and cooperation with other organizational entities, 20% on the participant’s achievement of health, safety and environmental metrics, 20% on an ethics and compliance component and 20% on the participant’s employee development and succession planning, as determined by the Compensation Committee for Mr. Dickson, and by Mr. Dickson for each other participant, including the NEOs, subject to approval by the Compensation Committee.

Individual Performance Goals. The remaining 25% of a participant’s total award was determined with reference to the achievement of the participant’s individual performance goals, established by the Compensation Committee for Mr. Dickson, and established by Mr. Dickson for each other participant, including the Continuing NEOs, subject to approval by the Compensation Committee. The individual goals considered in connection with the Continuing NEO’s 2014 EICP compensation are set forth in the table below:

David Dickson

•    Complete financing arrangements, develop further capital opportunities, deliver 2014 financial performance consistent with forecast and augment business reporting processes

•    Development and implementation of new organization and regional management structure; introduce and enhance processes and systems for Talent Management and Succession Planning; introduce a mobility policy that facilitates talent development and supports operations

•    Evaluate and set McDermott’s strategy and vision for both near-term and long-term objectives

•    Develop a more strategic approach for communications addressing employees, customers, vendors and investors

•    Introduce a key account management process that better positions and develops stronger relationships with customers

•    Develop increased focus on health, safety and environmental function, with focus placed on behavioral leading indicators

Stuart Spence

•    Reduction of costs on capital projects, fixed operating costs and tax

•    Improve business reporting in coordination with operational leadership and increase forecast visibility with respect to financial results

•    Enhance human resources of the finance department, including attracting, developing and retaining top talent and developing a CFO succession plan

Scott Cummins

•    Complete talent development of regional vice president

•    Achieve specified 2014 Offshore business results

•    Establish and enhance relationships with key customers

•    Establish value added and effective approach for newly created Project Assurance function

•    Reduce overall direct operating expenses

•    Develop achievement plans for certain projects and deliver results in accordance with such plans

Tony Duncan

•    Ensure that the Offshore Resources function is established and fully functional

•    Implement and support the initiative for a new front-end conceptual engineering group

•    Reduce overall direct operating expenses

•    Achieve specified 2014 Subsea business results, including forecast order intake

•    Support project discussions to increase project returns

•    Support achievement of meetings with key customers worldwide

•    Increase exposure to corporate functions, including investor relations

•    Deliver Inpex Ichthys project as per forecast for 2014

Liane Hinrichs

•    Restructure and provide talent and succession planning for the legal, compliance and risk management departments

•    Provide legal support for McDermott’s financing arrangements

•    Development of training materials for new geographies addressing country specific risk and oversight of training of targeted audiences

•    Update McDermott’s contract / bid tender guidelines

Once a participant’s 2014 annual bonus was preliminarily determined, it was then (1) for Mr. Dickson, subject to adjustment by the Compensation Committee, and (2) for the remaining participants in the EICP, including the other Continuing NEOs, subject to adjustment by Mr. Dickson, with any such adjustment subject to the approval of the Compensation Committee. In no event could any Continuing NEO’s annual bonus exceed two times his or her target EICP award opportunity. The Compensation Committee had the discretion to reduce the amount of any payout, even if performance goals were achieved.

Long-Term Incentives. The Compensation Committee believes that the interests of our stockholders are best served when a significant percentage of executive compensation is comprised of equity that appreciates in value contingent on increases in the value of our common stock and other performance measures that reflect improvements in McDermott’s business fundamentals. Therefore, LTI compensation represents the single largest element of our NEOs’ total direct compensation. In 2014, the Compensation Committee allocated LTI compensation to executive officers, including the NEOs, as follows:

Performance Shares	Restricted Stock Units
40%	60%

The Compensation Committee determined that weighting LTI compensation composed of 60% restricted stock units in 2014 was appropriate to further incentivize retention of key employees, including the NEOs, during our turnaround. Additionally, in recent years, the Compensation Committee has awarded stock options as a component of long-term incentives. In 2014, however, the Compensation Committee eliminated the use of stock options, in consideration of the existing executive long-term incentive portfolio holdings and the declining use of stock options in the market.

Performance Shares. Performance shares are intended to align the NEOs’ interests with those of our stockholders, with a focus on long-term results. The performance shares awarded in 2014 are structured to be paid out, if at all, in shares of McDermott common stock at the end of a three-year performance period, to the extent applicable performance goals are met. The number of performance shares earned is based on our aggregate consolidated operating income over the three-year performance period. Based on this performance, up to 150% of a participant’s target award may be earned. Aggregate consolidated operating income was used as the performance metric for the performance shares granted in 2014, as the Compensation Committee believed that this metric measured the performance necessary to drive long-term results during our turnaround.

Restricted Stock Units. Restricted stock units, or “RSUs,” are intended to promote the retention of employees, including the NEOs. The RSUs granted in 2014 generally vest in one-third increments on the first, second and third anniversaries of the grant date. The RSUs may be paid out in shares of McDermott common stock, cash equal to the fair market value of the shares otherwise deliverable, or any combination thereof, at the sole discretion of the Compensation Committee.

2014 NEO Compensation

For 2014 NEO compensation, the Compensation Committee provided, for NEO’s other than Mr. Duncan and Mr. Spence, who joined McDermott in August 2014:

•	No increases in annual base salaries.

•	No increases in annual target bonus.

•	Modifications to the value of long-term incentives awarded, as compared to 2013, based on internal pay equity considerations.

Mr. Duncan received an increase in annual base salary, annual target bonus and long-term incentives to further align his compensation with market range and in recognition of his appointment as Executive Vice President Subsea and as a member of our executive leadership team.

The compensation of each NEO is discussed in more detail below.

David Dickson. Mr. Dickson has served as McDermott’s President and Chief Executive Officer since December 2013. In determining Mr. Dickson’s compensation for 2014, the Compensation Committee considered market data from the Proxy Peer Group as the primary reference and from the Survey Peer Group as a secondary reference. Mr. Dickson’s total target direct compensation for 2014 is summarized below:

	Annual Base Salary	Annual Incentive (% of Salary)	Long-Term Incentive
Approved Compensation	$850,000	100%	$4,000,000
Percentage of Market(1)	93%	83%	104%
Percentage of Target TDC	15%	15%	70%

(1)	Market is defined as median target for each compensation element based on the Proxy Peer Group. 100% represents median compensation.

Mr. Dickson’s annual base salary remained unchanged in 2014. Pursuant to the terms of the letter agreement entered into by and between McDermott and Mr. Dickson in connection with his hiring in 2013, the Compensation Committee approved Mr. Dickson’s 2014 participation in the EICP with a target bonus equal to his annual base salary, and long-term incentives with a target value of $4,000,000.

As a result of McDermott’s 2014 financial performance and the reduction of EICP pool funding as recommended by executive management and approved in the discretion of the Compensation Committee, Mr. Dickson was eligible to earn 0.5x of his target EICP award subject to adjustment by the Compensation Committee, based on his achievement of corporate and individual performance goals. Based on the Governance Committee’s assessment of Mr. Dickson’s achievement of corporate and individual performance goals, the Compensation Committee adjusted Mr. Dickson’s 2014 EICP award, resulting in a final EICP award of $552,000.

Stuart Spence. Mr. Spence has served as McDermott’s Executive Vice President and Chief Financial Officer since August 2014. In determining the compensation to be provided to Mr. Spence in 2014, the Compensation Committee considered input from Pay Governance based on updated market data for his position from the Proxy Peer Group reflecting proxy filings made in 2014, as well as the value of Mr. Spence’s unvested compensation from his former employer that he forfeited at the time of joining McDermott. Mr. Spence’s total target direct compensation for 2014 is summarized below:

	Annual Base Salary	Annual Incentive (% of Salary)	Long-Term Incentive(1)
Approved Compensation	$475,000	70%	$1,000,000
Percentage of Market(2)	97%	76%	76%
Percentage of Target TDC	26%	19%	55%

(1)	The value provided does not include the one-time award of restricted stock units made to compensate Mr. Spence for the forfeiture of incentives from his prior employer.

(2)	Market is defined as median target for each compensation element based on the Proxy Peer Group. 100% represents median compensation.

For 2014, the Compensation Committee approved an annual base salary for Mr. Spence of $475,000, and an annual incentive with a target award of 70% of his annual base salary earned in 2014. The Compensation Committee approved a long-term incentive award with a target value of $1,000,000, comprised of 40% performance shares and 60% RSUs, as well as a one-time award of RSUs with a grant date value of $1.3 million, which was intended to compensate Mr. Spence for the forfeiture of incentives from his former employer. This one-time award of RSUs will generally vest in one-third increments on the first, second and third anniversaries of the grant date. The RSUs may be paid out in shares of McDermott common stock, cash equal to the fair market value of the shares otherwise deliverable, or any combination thereof, in the sole discretion of the Compensation Committee.

As a result of McDermott’s 2014 financial performance and the reduction of EICP pool funding as recommended by executive management and approved in the discretion of the Compensation Committee, Mr. Spence was eligible to earn 0.5x of his target EICP award subject to adjustment by the Compensation Committee, based on his achievement of corporate and individual performance goals. Based on Mr. Dickson’s assessment of Mr. Spence’s achievement of corporate and individual performance goals, Mr. Dickson recommended an adjustment to Mr. Spence’s 2014 EICP award, which the Compensation Committee approved, resulting in a final EICP award of $70,656. Mr. Spence’s 2014 EICP award was computed based on his annual base salary earned from his August 25, 2014 date of hire through December 31, 2014.

Scott V. Cummins. Mr. Cummins served as our Executive Vice President Offshore from March 2014 to January 2015, and currently serves as our Senior Vice President, Commercial. In determining Mr. Cummins’ compensation for 2014, the Compensation Committee considered market data from the Proxy Peer Group as the primary reference and from the Survey Peer Group as a secondary reference. Each element of Mr. Cummins’ total target direct compensation remained unchanged in 2014. Mr. Cummins’ total target direct compensation for 2014 is summarized below:

	Annual Base Salary	Annual Incentive (% of Salary)	Long-Term Incentive
Approved Compensation	$450,000	70%	$1,000,000
Percentage of Market(1)	100%	76%	92%
Percentage of Target TDC	25%	18%	57%

(1)	Market is defined as median target for each compensation element based on the Proxy Peer Group. 100% represents median compensation.

As a result of McDermott’s 2014 financial performance and the reduction of EICP pool funding as recommended by executive management and approved in the discretion of the Compensation Committee, Mr. Cummins was eligible to earn 0.5x of his target EICP award subject to adjustment by the Compensation Committee, based on his achievement of corporate and individual performance goals. Based on Mr. Dickson’s assessment of Mr. Cummins’ achievement of corporate and individual performance goals, Mr. Dickson recommended an adjustment to Mr. Cummins’ 2014 EICP award, which the Compensation Committee approved, resulting in a final EICP award of $126,000.

Tony Duncan. Mr. Duncan served as our Executive Vice President Subsea from March 2014 to January 2015, and currently serves as our Senior Vice President, Project Support. In determining Mr. Duncan’s compensation for 2014, the Compensation Committee considered market data from the Proxy Peer Group as the primary reference and from the Survey Peer Group as a secondary reference. In 2014, Mr. Duncan received increases in each element of his total direct compensation to bring each element of total direct compensation closer to market range and to reflect his appointment as McDermott’s Executive Vice President Subsea and to the Executive Leadership Team in March 2014. Mr. Duncan’s total target direct compensation for 2014 is summarized below:

	Annual Base Salary	Annual Incentive (% of Salary)	Long-Term Incentive
Approved Compensation	$425,000	70%	$1,000,000
Percentage of Market(1)	95%	76%	92%
Percentage of Target TDC	25%	16%	59%

(1)	Market is defined as median target for each compensation element based on the Proxy Peer Group. 100% represents median compensation.

As a result of McDermott’s 2014 financial performance and the reduction of EICP pool funding as recommended by executive management and approved in the discretion of the Compensation Committee, Mr. Duncan was eligible to earn 0.5x of his target EICP award subject to adjustment by the Compensation Committee, based on his achievement of corporate and individual performance goals. Based on Mr. Dickson’s assessment of Mr. Duncan’s achievement of corporate and individual performance goals, Mr. Dickson recommended an adjustment to Mr. Duncan’s 2014 EICP award, which the Compensation Committee approved, resulting in a final EICP award of $112,000.

Liane K. Hinrichs. Ms. Hinrichs has served as McDermott’s Senior Vice President, General Counsel and Corporate Secretary since October 2008. In determining Ms. Hinrichs’ compensation for 2014, the Compensation Committee considered market data from the Proxy Peer Group as the primary reference and from the Survey Peer Group as a secondary reference. Ms. Hinrichs’ annual base salary and annual incentive target award remained unchanged in 2014. The Compensation Committee approved long-term incentives for Ms. Hinrichs with a target value of $1,000,000, which represented a decrease of 9% from the target value of long-term incentives awarded to Ms. Hinrichs in 2013, due to internal pay equity considerations. Ms. Hinrichs’ total target direct compensation for 2014 is summarized below:

	Annual Base Salary	Annual Incentive (% of Salary)	Long-Term Incentive
Approved Compensation	$477,750	70%	$1,000,000
Percentage of Market(1)	115%	101%	82%
Percentage of Target TDC	26%	19%	55%

(1)	Market is defined as median target for each compensation element based on the 2014 Proxy Peer Group. 100% represents median compensation.

As a result of McDermott’s 2014 financial performance and the reduction of EICP pool funding as recommended by executive management and approved in the discretion of the Compensation Committee, Ms. Hinrichs was eligible to earn 0.5x of her target EICP award subject to adjustment by the Compensation Committee, based on her achievement of corporate and individual performance goals. Based on Mr. Dickson’s assessment of Ms. Hinrichs’ achievement of corporate and individual performance goals, and Mr. Dickson’s recommendation for Ms. Hinrichs’ EICP award, which the Compensation Committee approved, Ms. Hinrichs was provided a final EICP award of $167,213.

Perry L. Elders. Mr. Elders served as McDermott’s Senior Vice President and Chief Financial Officer from July 2010 to August 2014. In determining Mr. Elders’ compensation for 2014, the Compensation Committee considered market data from the Proxy Peer Group as the primary reference and from the Survey Peer Group as a secondary reference. Mr. Elders’ annual base salary and annual incentive target award remained unchanged in 2014. The Compensation Committee approved long-term incentives for Mr. Elders with a target value of $1,000,000, which represented a decrease of 9% from the target value of long-term incentives awarded to Mr. Elders in 2013, due to internal pay equity considerations. Mr. Elders’ total target direct compensation for 2014 is summarized below:

	Annual Base Salary	Annual Incentive (% of Salary)	Long-Term Incentive
Approved Compensation	$515,000	70%	$1,000,000
Percentage of Market(1)	105%	76%	76%
Percentage of Target TDC	28%	19%	53%

(1)	Market is defined as median target for each compensation element based on the Proxy Peer Group. 100% represents median compensation.

In connection with Mr. Elders’ resignation in August 2014, we entered into a separation agreement with Mr. Elders providing for various compensation-related benefits in exchange for, among other things, his agreement to comply with several restrictive covenants. Under that separation agreement, Mr. Elders received: (1) a lump-sum cash severance payment in the amount of $640,000; (2) each then outstanding restricted stock unit award granted to him pursuant to the 2009 LTIP which would, absent his resignation from employment, have remained outstanding and continued to vest through March 15, 2016 would, subject to certain conditions, continue to vest and be settled on the first to occur of (a) the date such award would otherwise be settled in accordance with the terms of the LTIP and the applicable grant agreement, as if his employment had continued, and (b) March 15, 2015; (3) payment of an amount to fund three months of continuing health insurance coverage under the Consolidated Omnibus Reconciliation Act; and (4) reimbursement of certain expenses. All other outstanding unvested equity and performance-based awards previously granted to Mr. Elders were forfeited at the time of his resignation. Vested stock options held by Mr. Elders continue to be exercisable for the remainder of their respective terms. Mr. Elders’ benefits under our Director and Executive Deferred Compensation Plan were fully vested as of the date of his resignation, and those benefits are to be paid in accordance with the terms of that plan.

2014 Other Compensation Elements

Discretionary Bonus Awards. The Compensation Committee approved discretionary bonus awards for Mr. Elders and Ms. Hinrichs in the amount of $50,000 each, in recognition of their respective contributions to and results achieved in connection with our refinancing transactions during the first half of 2014.

Perquisites. In 2014, our Compensation Committee adopted a perquisite allowance for certain officers, including our NEOs, in the amount of $20,000, consistent with recent years. Mr. Spence did not receive a perquisite allowance in 2014, since he did not join McDermott until in August 2014. The perquisite allowance was provided in cash and may be used for any purpose determined by the recipient, including to cover company-required physicals, and is in lieu of any reimbursements made by McDermott to those executive officers receiving the perquisite allowance for any individual perquisite, with the exception of any company-required spousal travel for (1) the Chief Executive Officer, and (2) the remaining NEOs, as approved by the Chief Executive Officer. There were no reimbursements to any NEO for company-required spousal travel in 2014.

Additionally, and consistent with our past practice, we may provide a gross-up for any imputed income related to such company-required spousal travel, but only when the presence of the spouse is related to the underlying business purpose of the trip. We also may provide our NEOs with a tax gross-up on any relocation-related expense reimbursements that may be subject to tax.

Expatriate Benefits. McDermott provides benefits to our expatriate employees, which benefits are designed to relocate and support employees who are sent on an assignment outside of their home country. Expatriate benefits generally include an expatriate premium equal to 15% of the employee’s base salary, a hardship premium in certain countries, a housing allowance (or company provided housing in certain locations), certain cash allowances recognizing differences in living conditions in the host location, a vacation allowance based on the cost of an economy plane ticket to the employee’s home location, an education allowance for the employee’s dependent children and a tax equalization program.

Under McDermott’s tax equalization program, we ensure that expatriates are subject to substantially the same income tax liability as they would have paid in the United States. Each expatriate employee is responsible for a theoretical U.S. income tax liability based on an estimate of the executive officer’s anticipated U.S. income tax liability, and McDermott is responsible for any home country and assignment country taxes in excess of that amount. We deduct hypothetical income taxes from the expatriate’s compensation during the tax year and pay any assignment country taxes on their behalf. Messrs. Cummins and Duncan each participated in expatriate benefits in 2014, as Mr. Cummins is an Australian citizen and was based both in Singapore and London during 2014, and Mr. Duncan is a dual United States and United Kingdom citizen and was based in London during 2014.

Defined Contribution Plans. We provide retirement benefits for most of our U.S. based employees, including our U.S. based NEOs, through sponsorship of the McDermott Thrift Plan, a qualified defined contribution 401(k) plan, which we refer to as our “Thrift Plan.” We provide retirement benefits for our non-U.S. expatriate employees, including Mr. Cummins, through sponsorship of a global defined contribution plan, which we refer to as the “McDermott Global Defined Contribution Plan.”

Retirement and Excess Plans. We do not provide defined benefit pension plans to any of our NEOs, with the exception of Mr. Cummins and Ms. Hinrichs, who were participants in our now closed and frozen retirement and excess plans. Mr. Cummins was eligible for participation under the J. Ray McDermott, S.A. Third Country National Employees Pension Plan (the “TCN Plan”), which provides retirement benefits for certain of our current and former foreign employees. The TCN Plan was closed to new participants in 2011, and benefit accruals under the TCN Plan were frozen effective December 31, 2011. Ms. Hinrichs was eligible for participation under the McDermott (U.S.) Retirement Plan (the “U.S. Retirement Plan”) before it was closed to new participants in 2006. Benefit accruals under the U.S. Retirement Plan were frozen altogether in 2010. Ms. Hinrichs is also a participant in our unfunded, nonqualified excess retirement plan (the “U.S. Excess Plan”), which covers a small group of highly compensated employees whose ultimate benefits under the U.S. Retirement Plan are reduced by Internal Revenue Code limits on the amount of benefits which may be provided under qualified plans and the amount of compensation which may be taken into account in computing benefits under qualified plans. As is the case with the U.S. Retirement Plan, benefits under the U.S. Excess Plan have been frozen since 2010.

See the “Pension Benefits” table under “Compensation of Executive Officers” below for more information regarding the TCN Plan, the U.S. Retirement Plan and the U.S. Excess Plan.

Deferred Compensation Plan. The Deferred Compensation Plan, or the DCP, is a defined contribution supplemental executive retirement plan established by our Board and the Compensation Committee to help maintain the competitiveness of our post-employment compensation as compared to our market. The DCP is an unfunded, nonqualified plan that provides each participant in the plan with benefits based on the participant’s notional account balance at the time of retirement or termination. Under the DCP, on an annual basis, the Compensation Committee has the discretion to credit a specified participant’s notional account with an amount equal to a percentage of the participant’s prior-year base salary and annual bonus paid in the prior year. We refer to such credit as a “Company Contribution.” In 2014, each of the NEOs, with the exception of Mr. Spence, were participants in the DCP and their respective accounts in the DCP received a Company Contribution in an amount equal to 5% of their respective prior-year base salaries paid in the prior year. Additionally, Messrs. Dickson and Duncan each received a discretionary company contribution under the DCP equal in value to 5% of his respective prior-year target base salary he would have earned for the period January 1, 2013 through his respective date of hire. Mr. Spence was not a participant in the DCP in 2014.

The Compensation Committee has designated deemed mutual fund investments to serve as indices for the purpose of determining notional investment gains and losses to each participant’s account for any Company Contribution or participant-elected deferrals. Each participant allocates any Company Contributions and deferrals among the various deemed investments. DCP benefits are based on the participant’s vested notional account balance at the time of retirement or termination. Please see the “Nonqualified Deferred Compensation” table and accompanying narrative below for more information about the DCP and Company Contributions to our NEOs’ DCP accounts.

Employment Agreements. Except for change-in-control agreements described below, we do not currently have any employment agreements with any of our Continuing NEOs relating to ongoing employment, with the exception of Messrs. Cummins and Duncan. Each of Mr. Cummins and Mr. Duncan has an employment agreement related to his status as an expatriate employee, which sets forth the expatriate benefits as discussed above under “Expatriate Benefits.” These employment agreements do not provide for any specified term of employment, and the terms of the agreements are generally consistent with those of employment agreements entered into with various other McDermott expatriate employees.

Change-in-Control Agreements. We believe change-in-control agreements for executive officers are common within our industry, and our Board and the Compensation Committee believe that providing these agreements to our NEOs protects stockholders’ interests by helping to assure management continuity and focus through and beyond a change in control. Accordingly, the Compensation Committee has offered change-in-control agreements to key senior executives since 2005. Our change-in-control agreements contain what is commonly referred to as a “double trigger,” that is, they provide benefits only upon an involuntary termination or constructive termination of the executive officer within one year following a change in control. The change-in-control agreements for our Continuing NEOs generally provide a cash severance payment of two (or 2.5 for Mr. Dickson) times the sum of the NEO’s annual base salary and target EICP and a pro-rated bonus payment under the EICP. In addition, upon a change in control, each such officer would become fully vested in any outstanding and unvested equity-based awards and his or her respective account balance in the DCP.

The change-in-control agreements: (1) do not provide for excise tax gross-ups; (2) require the applicable officer’s execution of a release prior to payment of certain benefits; and (3) provide for the potential reduction in payments to an applicable officer in order to avoid excise taxes. Additionally, the change-in-control agreements with Messrs. Cummins and Duncan are scheduled to expire on March 15, 2016. See the “Potential Payments Upon Termination or Change in Control” table under “Compensation of Executive Officers” below and the accompanying disclosures for more information regarding the change-in-control agreements with our Continuing NEOs, as well as other plans and arrangements that have different trigger mechanisms that relate to a change in control.

Other Compensation Policies and Practices

Sizing Long-Term Incentive Compensation and Timing of Equity Grants. The Compensation Committee generally determines the size of equity-based grants as a dollar value, rather than granting a targeted number of shares, with each target value generally set within market range. To determine the number of restricted stock units and performance shares granted, the target value of long-term incentive compensation is divided by the fair market value of the applicable component of equity.

The fair market values of one performance share and one restricted stock unit were computed based on the full fair market value of McDermott’s common stock by reference to the closing price of our common stock on the New York Stock Exchange on the date of grant.

To avoid timing equity grants ahead of the release of material nonpublic information, the Compensation Committee generally grants equity awards effective as of the first day of the next open trading window following the meeting at which the grants are approved, which is generally the third NYSE trading day following the filing of our annual report on Form 10-K or quarterly report on Form 10-Q with the SEC. This practice was followed for all long-term incentive compensation grants to NEOs in 2014, with the exception of the performance share and restricted stock unit awards granted to Mr. Spence on the date he commenced employment with McDermott.

Stock Ownership Guidelines. To assist with the alignment of the interests of directors, executive officers and stockholders, we believe our directors and officers should have a significant financial stake in McDermott. To further that goal, we have adopted stock ownership guidelines requiring generally that our nonemployee directors and our officers at the level of vice president or above maintain a minimum ownership interest in McDermott. The ownership requirements are as follows:

Level	Base Salary or Annual Retainer Multiple
CEO	5x
Executive Officer directly reporting to CEO	3x
Other Elected Vice Presidents	2x
Nonemployee Directors	5x

Directors and officers have five years from the effective date of the stock ownership guidelines (as amended in August 2010), their initial election as a director/officer, or a change in position which increases the expected ownership level, whichever is later, to comply with the guidelines. Shares of McDermott common stock, restricted shares of McDermott common stock, restricted stock units (whether or not vested), performance shares (whether or not vested, but to the extent not vested, at target performance level), shares of McDermott common stock held in an employee’s Thrift Plan account and shares of McDermott common stock held in any trust in which an employee has a pecuniary interest (to the extent the employee has investment control over such shares) are all counted towards compliance with the stock ownership guidelines. Further, each director and officer subject to the stock ownership guidelines has the ability to certify his or her ownership at any time after reaching compliance with the required ownership level, following which such director or officer is not required to accumulate any additional McDermott securities, so long as he or she retains the number of securities held on the certification date, regardless of any subsequent changes in the market price of shares of McDermott common stock. All NEOs currently meet or exceed their ownership requirement or are within the five-year period to achieve compliance.

Derivatives Trading and Hedging. McDermott’s Insider Trading Policy prohibits all directors, officers and employees, including our NEOs, from engaging in “short sales” or trading in puts, calls or other options on McDermott’s common stock. Additionally, directors, officers and employees are prohibited from engaging in hedging transactions and from holding McDermott shares in a margin account or pledging McDermott shares as collateral for a loan.

Clawback Policy. Our Compensation Committee has adopted a clawback policy, which provides that, if the consolidated financial statements of McDermott are materially restated within three years of their initial filing, and the Compensation Committee determines, in its reasonable discretion, that any current or former executive officer has engaged in intentional misconduct, and such misconduct caused or partially caused the need for such restatement, the Compensation Committee may, within 12 months after such a material restatement, require that the executive forfeit and/or return to McDermott all or a portion of the compensation vested, awarded or received under any bonus award, equity award or other award during the period subject to restatement and the 12-month period following the initial filing of the financial statements that were restated. The forfeiture and/or return of compensation under the policy would be limited to any portion that the executive officer would not have received if the consolidated financial statements had been reported properly at the time of their initial filing. The clawback policy would not apply to restatements occurring as a result of a change in control, as defined in the DCP, and the policy does not limit the ability of McDermott to pursue forfeiture or reclamation of amounts under applicable law.

Forfeiture Provisions. Additionally, consistent with our recent practice, our grant agreements for awards made in 2014 contain a forfeiture provision. In 2014, this provision provided that, in the event that, while the grantee is employed by McDermott or performing services on behalf of McDermott under any consulting agreement, the grantee is convicted of a felony or a misdemeanor involving fraud, dishonesty or moral turpitude, or the grantee engages in conduct that adversely affects or, in the sole judgment of the Compensation Committee, may reasonably be expected to adversely affect, the business reputation or economic interests of our company, then all rights and benefits awarded under the respective agreements are immediately forfeited, terminated and withdrawn.

SURVEY PEER GROUP

Anadarko Petroleum Corporation
Apache Corporation
A.O. Smith Corporation
Ball Corporation
Barnes Group, Inc.
Beam, Inc.
Bemis Company, Inc.
BG US Services
BP p.l.c.
Brady Corporation
Building Materials Corporation of America (dba GAF Materials)
Castle Oil Corporation
Caterpillar Inc.
Chevron Corporation
CH2M Hill Companies, Ltd.
Connell Limited Partnership
ConocoPhillips
Deere & Company
Devon Energy Corporation
Donaldson Company, Inc.
Eaton Corporation
EnCana Oil & Gas USA
EQT Corporation
Exterran Holdings, Inc.
Exxon Mobil Corporation
The Goodyear Tire & Rubber Company
Graco Inc.
Greif, Inc.
HD Supply, Inc.
Hercules Offshore, Inc.
Hess Corporation

HNTB Corporation
Holly Frontier Corporation
Hunt Consolidated, Inc.
Husky Injection Molding Systems Ltd.
Illinois Tool Works Inc.
Ingersoll Rand plc
ION Geophysical Corporation
Irving Oil Commercial G.P.
ITT Corporation
Jacobs Engineering Group, Inc.
KBR, Inc.
Koch Industries, Inc.
Lafarge North America Inc.
L.B. Foster Company
Lehigh Hanson Materials Limited
Lend Lease Corporation Limited
Magellan Midstream Partners, L.P.
The Manitowoc Company, Inc.
Marathon Oil Corporation
Matthews International Corporation
MDU Resources Group, Inc.
MeadWestvaco Corporation
Milacron LLC
Mine Safety Appliances Company
Noble Energy, Inc.
Occidental Petroleum Corporation
Oiltanking North America
Owens Corning
Owens-Illinois, Inc.
Pall Corporation
Parker Hannifin Corporation
Parsons Corporation

PCL Constructors Inc.
Phillips 66 Company
Polymer Group, Inc.
PolyOne Corporation
PulteGroup, Inc.
Rockwell Automation, Inc.
Rowan Companies plc
Saudi Arabian Oil Co.
Schlumberger Limited
Sealed Air Corporation
ShawCor Ltd.
Shell Oil Company
Snap-On Incorporated
Sonoco Products Co.
Spectra Energy Corp
SPX Corporation
Statoil ASA
Suburban Propane
Terex Corporation
Tesoro Corporation
Tetra Tech, Inc.
Textron Inc.
Thermadyne Industries, Inc.
Thomas & Betts Corporation
3M Company
The Timken Company
The Toro Company
Transocean Ltd.
Trinity Industries, Inc.
URS Corporation
USG Corporation
Valero Energy Corporation
Xylem Inc.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with McDermott’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Mary L. Shafer-Malicki, Chairman

Roger A. Brown

Gary P. Luquette

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes the prior three years’ compensation of our Chief Executive Officer, our Chief Financial Officer, our three highest paid executive officers who did not serve as our CEO and CFO during 2014 and were employed by McDermott as of December 31, 2014, and our former Senior Vice President and Chief Financial Officer (who served until August 25, 2014). No compensation information is provided for Messrs. Dickson or Cummins for 2012, as they were not previously included as “named executive officers” in our proxy statement for our annual meeting of stockholders in 2013. No compensation information is provided for Messrs. Spence or Duncan for 2012 and 2013, as they were not included as “named executive officers” in our proxy statement for our annual meeting of stockholders in 2013 or 2014.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Mr. Dickson President and Chief Executive Officer	2014	$850,000	$0	$3,999,976	$0	$552,000	N/A	$74,200	$5,476,176
	2013	$144,618	$480,000	$3,799,998	$0	$0	N/A	$4,339	$4,428,955

Mr. Spence Executive Vice President and Chief Financial Officer	2014	$168,229	$0	$2,299,994	$0	$70,656	N/A	$7,570	$2,546,449

Mr. Elders Former Senior Vice President and Chief Financial Officer	2014	$332,604	$50,000	$999,992	$0	$0	N/A	$746,304	$2,128,900
	2013	$511,250	$0	$824,966	$274,995	$0	N/A	$59,987	$1,671,198
	2012	$493,750	$0	$1,012,436	$337,499	$207,383	N/A	$78,970	$2,130,038

Mr. Cummins(7) Senior Vice President, Commercial	2014	$456,250	$0	$999,992	$0	$126,000	$80,900	$627,939	$2,210,181
	2013	$440,000	$0	$1,249,980	$249,998	$0	$0	$516,034	$2,456,012

Mr. Duncan Senior Vice President, Project Support	2014	$400,000	$0	$999,992	$0	$112,000	N/A	$782,189	$2,294,181

Ms. Hinrichs Senior Vice President, General Counsel and Corporate Secretary	2014	$477,750	$50,000	$999,992	$0	$167,213	$104,829	$73,474	$1,768,429
	2013	$472,063	$0	$1,324,966	$274,995	$0	$0	$56,998	$2,129,022
	2012	$448,750	$0	$749,955	$249,992	$301,573	$103,766	$71,995	$1,926,031

(1)

The amounts reported in this column for 2014 for Messrs. Spence and Elders represent partial-year service. The amount reported for Mr. Cummins includes an additional $6,250 in base salary received as a result of the timing of monthly salary payments in connection with his relocation from Singapore to the United Kingdom and the resulting change in payrolls.

(2)

The amounts reported in this column for 2014 represent discretionary bonus awards for Mr. Elders and Ms. Hinrichs in recognition of their respective contributions to and results achieved in connection with McDermott’s refinancing transactions in the first half of 2014. The amount reported in this column for 2013 represents a cash signing bonus for Mr. Dickson, which was intended to compensate him for benefits from his former employer that he would have received if he had not changed employment.

(3)

The amounts reported in this column represent the aggregate grant date fair value of stock awards or option awards, as applicable, granted to each NEO and computed in accordance with FASB ASC Topic 718. See the “Grants of Plan-Based Awards” table for more information regarding the stock awards we granted in 2014.

(4)	The amounts reported in this column are attributable to the annual incentive awards earned in fiscal year 2014 but paid in 2015, and earned in 2012 but paid in 2013.

(5)

The amounts reported in this column represent the changes in actuarial present values of the accumulated benefits under defined benefit plans, determined by comparing the prior completed fiscal year end amount to the covered fiscal year end amount. No value is reported for 2013 for each of Mr. Cummins and Ms. Hinrichs, as the change in actuarial present value of their accumulated benefits from fiscal year end 2012 to fiscal year end 2013 was ($80,000) and ($53,630), respectively. The actuarial present values decreased in that period as a result of a change in assumptions used in computing the present values in each year, namely an increase in the discount rate from 4% to 4.8%.

(6)	The amounts reported in this column for 2014 are attributable to the following:

All Other Compensation

	Deferred Compensation Plan Contribution(A)	Thrift Match(B)	Service-Based Thrift Contribution(B)	Perquisite Allowance(C)	Expatriate Benefits(D)	Other(E)	Tax Payments(F)
Mr. Dickson	$42,500	$3,900	$7,800	$20,000	N/A	$0	$0
Mr. Spence	—	$2,523	$5,047	—	N/A	$0	$0
Mr. Elders	$35,932	$7,800	$7,800	$20,000	N/A	$674,772	$0
Mr. Cummins	$31,488	N/A	N/A	$20,000	$411,405	$43,083	$121,963
Mr. Duncan	$16,250	$5,200	$7,800	$20,000	$335,028	$3,448	$394,463
Ms. Hinrichs	$38,682	$6,992	$7,800	$20,000	N/A	$0	$0

(A)	The amounts reported in this column are attributable to contributions made by McDermott under the Deferred Compensation Plan.

(B)

The amounts reported in these columns are attributable to contributions made under our defined contribution plan, which we refer to as our Thrift Plan. Mr. Cummins is not a participant in the Thrift Plan.

(C)

The amounts reported in this column are attributable to a lump-sum perquisite allowance in the amount of $20,000 received by certain officers of McDermott in 2014, including each of the NEOs with the exception of Mr. Spence. With the exception of an executive physical required by McDermott, the perquisite allowance was permitted to be used for any purpose determined by the recipient.

(D)	The amounts reported in this column for 2014 are attributable to the following:

	Expatriate Premium	Commodities & Service Allowance	Housing & Utilities Allowance	Vacation Airfare	Education Allowance	Car Lease
Mr. Cummins	$68,438	$90,684	$184,642	$12,162	$38,960	$16,519
Mr. Duncan	$60,000	$48,636	$197,040	$5,116	$24,236	$0

Any amounts for Mr. Cummins paid in Singapore dollars (“SGD”) were converted to U.S. dollars (“USD”) using either (i) an average exchange rate for January — June 2014 of 1.26372 SGD per USD or (ii) an exchange rate for July 2014 when the payment was made of $1.2580 SGD per USD, in each case depending on when the amounts were paid. Any amounts for Mr. Cummins paid in Pounds Sterling (“GBP”) were converted to USD using an average exchange rate for July — December 2014 of 0.6103 GBP per USD. All amounts for Mr. Duncan were paid in USD.

(E)

The amount reported in this column for Mr. Elders represented a lump-sum cash severance payment of $640,000, payment for vacation earned but not taken by Mr. Elders in 2014 and payment of an amount to fund three months of continuing health insurance coverage under the Consolidated Omnibus Reconciliation Act. The amounts reported in this column for Messrs. Cummins and Duncan represent amounts paid to Messrs. Cummins and Duncan in connection with their respective relocations to the United Kingdom.

(F)

The amounts reported in this column represent tax payments made by McDermott on behalf of each of Messrs. Cummins and Duncan, net of amounts McDermott withheld from each of Messrs. Cummins and Duncan in 2014 pursuant to McDermott’s tax equalization program for expatriate employees. For Mr. Cummins, the amount includes $89,827 in Singapore taxes and $191,240 in United Kingdom taxes paid by McDermott on Mr. Cummins’ behalf, net of $159,103 McDermott withheld from Mr. Cummins’ compensation pursuant to McDermott’s tax equalization program. The amount of Singapore tax paid was converted from SGD to USD using the July 2014 monthly exchange rate of 1.2580 SGD per USD, and the amount of United Kingdom taxes paid was converted from GBP to USD using the average July — December 2014 exchange rate of 0.6103 GPB per USD. For Mr. Duncan, the amount includes $502,384 in United Kingdom taxes paid by McDermott on Mr. Duncan’s behalf, net of (i) $148,721 that McDermott withheld from Mr. Duncan’s compensation in 2014 and (ii) $40,800 that McDermott paid to Mr. Duncan in 2014 as a tax equalization payment related to 2013 withholding, in each case pursuant to McDermott’s tax equalization program. The amount of United Kingdom taxes paid was converted from GBP to USD on a monthly basis using the average exchange rate for the month in which such amounts was paid.

(7)

The amounts reported for Mr. Cummins with respect to 2013 compensation have been revised for consistency with disclosures of the 2014 amounts under the “Salary,” “Perquisite Allowance” and “Tax Payments” columns above. The revised amounts reflect alternative disclosure of withholding and tax payments made pursuant to McDermott’s tax equalization program for expatriate employees. In 2013, the amounts withheld from Mr. Cummins pursuant to McDermott’s tax equalization program exceeded the amount of taxes paid by McDermott on Mr. Cummins’ behalf. See “Compensation Discussion and Analysis — 2014 Other Compensation Elements — Expatriate Benefits” for a discussion of that program.

GRANTS OF PLAN-BASED AWARDS

The following Grants of Plan-Based Awards table provides additional information about stock awards and equity and non-equity incentive plan awards we granted to our NEOs during the year ended December 31, 2014.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
Name / Award Type	Grant Date	Committee Action Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Mr. Dickson
EICP	03/05/14	03/05/14	$425,000	$850,000	$1,700,000	—	—	—	—	—	—	—
PShares	03/06/14	03/05/14	—	—	—	102,041	204,081	306,122	—	—	—	$1,599,995
RSUs	03/06/14	03/05/14	—	—	—	—	—	—	306,120	—	—	$2,399,981
Mr. Spence
EICP	08/25/14	08/21/14	$58,301	$116,603	$233,205	—	—	—	—	—	—	—
PShares	08/25/14	08/21/14	—	—	—	27,027	54,054	81,081	—	—	—	$400,000
RSUs	08/25/14	08/21/14	—	—	—	—	—	—	81,081	—	—	$599,999
RSUs(5)	08/25/14	08/21/14	—	—	—	—	—	—	175,675	—	—	$1,299,995
Mr. Elders
EICP	03/05/14	03/05/14	$180,250	$360,500	$721,000	—	—	—	—	—	—	—
PShares	03/06/14	03/05/14	—	—	—	25,510	51,020	76,530	—	—	—	$399,997
RSUs	03/06/14	03/05/14	—	—	—	—	—	—	76,530	—	—	$599,995
Mr. Cummins
EICP	03/05/14	03/05/14	$157,500	$315,000	$630,000	—	—	—	—	—	—	—
PShares	03/06/14	03/05/14	—	—	—	25,510	51,020	76,530	—	—	—	$399,997
RSUs	03/06/14	03/05/14	—	—	—	—	—	—	76,530	—	—	$599,995
Mr. Duncan
EICP	03/05/14	03/05/14	$140,120	$280,240	$560,479	—	—	—	—	—	—	—
PShares	03/06/14	03/05/14	—	—	—	25,510	51,020	76,530	—	—	—	$399,997
RSUs	03/06/14	03/05/14	—	—	—	—	—	—	76,530	—	—	$599,995
Ms. Hinrichs
EICP	03/05/14	03/05/14	$167,213	$334,425	$668,850	—	—	—	—	—	—	—
PShares	03/06/14	03/05/14	—	—	—	25,510	51,020	76,530	—	—	—	$399,997
RSUs	03/06/14	03/05/14	—	—	—	—	—	—	76,530	—	—	$599,995

(1)	This column reflects the threshold, target and maximum payout opportunities under the Executive Incentive Compensation Plan, or EICP.

On March 5, 2014, our Compensation Committee established target EICP awards expressed as a percentage of the NEO’s 2014 annual base salary earned, as follows: Mr. Dickson — 100%, Mr. Elders — 70%, Mr. Cummins — 70%, Mr. Duncan — 70% and Ms. Hinrichs — 70%. On August 21, 2014, our Compensation Committee established the target EICP award for Mr. Spence, expressed as a percentage of Mr. Spence’s 2014 annual base salary earned, of 70%. The target amounts shown for Messrs. Dickson, Elders and Cummins and Ms. Hinrichs were computed by multiplying their annual base salaries by their target award percentage. The target amount shown for Mr. Spence was computed according to the following formula: Target % * (2014 base salary * 128/365), to reflect his partial year base salary earned after joining McDermott on August 25, 2014. The target amount shown for Mr. Duncan was computed according to the following formula: Target % * [(2013 base salary * 90/365) + (2014 base salary * 275/365)], to reflect his increase in annual base salary effective April 1, 2014. For all of the NEOs, the threshold amounts are equal to 50% of the respective target amounts and the maximum amounts are equal to 200% of the respective target amounts. See “Compensation Discussion and Analysis — What We Pay and Why: Elements of Total Direct Compensation — Annual Incentive” and “Compensation Discussion and Analysis — 2014 NEO Compensation” for a detailed description of the EICP and discussions regarding the determinations made with respect to the 2014 EICP awards.

(2)

This column reflects the target, threshold and maximum payout opportunities of grants of performance shares under the applicable LTI plan. Each grant represents the right to receive one share of McDermott common stock for each vested performance share. The amount of performance shares that vest, if any, will be based on McDermott’s aggregate consolidated operating income for a three-year measurement period (January 1, 2014 — December 31, 2016). If the threshold performance goal is achieved, a number of performance shares between 50% and 150% of the target award may be earned, depending on the three-year aggregate operating income achieved.

(3)

This column reflects grants of restricted stock units under the applicable LTI plan. The restricted stock units are generally scheduled to vest in one-third increments on the first, second and third anniversaries of the date of grant. Each restricted stock unit represents the right to receive one share of McDermott common stock, cash equal to the fair market value of the share otherwise deliverable, or any combination thereof, in the sole discretion of the Compensation Committee.

(4)

This column reflects the full grant date fair values of the equity awards computed in accordance with FASB ASC Topic 718. Grant date fair values are determined using the closing price of our common stock on the date of grant for restricted stock units and performance shares. For more information regarding the compensation expense related to 2014 awards, and a discussion of valuation assumptions utilized in performance share and option pricing, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014.

(5)

This grant of restricted stock units represents a one-time award of restricted stock units made to Mr. Spence to compensate him for the forfeiture of incentives from his prior employer. The restricted stock units are generally scheduled to vest in one-third increments on the first, second and third anniversaries of the date of grant. Each restricted stock unit represents the right to receive one share of McDermott common stock, cash equal to the fair market value of the share otherwise deliverable, or any combination thereof, in the sole discretion of the Compensation Committee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following Outstanding Equity Awards at Fiscal Year-End table summarizes the equity awards we have made to our NEOs which were outstanding as of December 31, 2014.

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Mr. Dickson
RSA(4)	10/31/13						325,318	$946,675	—	—
RSUs(5)	03/06/14						306,120	$890,809	—	—
PShares	03/06/14						—	—	102,041	$296,938
Mr. Spence
RSUs(5)	08/25/14						81,081	$235,946	—	—
RSUs(6)	08/25/14						175,675	$511,214	—	—
PShares	08/25/14						—	—	27,027	$78,649
Mr. Elders
NQSO	05/13/10	60,292	—	—	$13.37	05/13/17
NQSO	03/04/11	24,531	—	—	$25.64	03/04/18
NQSO	03/05/12	32,374	—	—	$14.44	03/05/19
NQSO	03/05/13	18,900	—	—	$10.50	03/05/20
RSUs(5)	03/05/12						7,546	$21,959	—	—
RSUs(7)	03/05/13						12,685	$36,913	—	—
RSUs(5)	03/06/14						49,423	$143,821	—	—
Mr. Cummins
NQSO	05/12/05	11,629	—	—	$3.47	05/12/15
NQSO	03/05/09	10,658	—	—	$5.64	03/05/16
NQSO	03/04/10	14,781	—	—	$13.09	03/04/17
NQSO	03/04/11	8,586	—	—	$25.64	03/04/18
NQSO	03/05/12	11,990	5,995	—	$14.44	03/05/19
NQSO	03/05/13	17,182	34,364	—	$10.50	03/05/20
RSU(5)	03/05/12						2,885	$8,395	—	—
RSU(7)	03/05/13						17,856	$51,961	—	—
RSU(8)	03/05/13						47,619	$138,571	—	—
RSU(5)	03/06/14						76,530	$222,702	—	—
PShares	03/04/11						—	—	2,472	$7,194
PShares	03/05/12						—	—	5,423	$15,779
PShares	03/05/13						—	—	15,817	$46,027
PShares	03/06/14						—	—	25,510	$74,234
Mr. Duncan
NQSO	05/13/13	6,157	12,314	—	$9.23	05/13/20
RSU(7)	05/13/13						6,093	$17,731	—	—
RSU(5)	05/13/13						50,558	$147,124	—	—
RSU(9)	08/08/13						43,604	$126,888	—	—
RSU(5)	03/06/14						76,530	$222,702	—	—
PShares	05/13/13						—	—	6,076	$17,681
PShares	03/06/14						—	—	25,510	$74,234
Ms. Hinrichs
NQSO	03/05/09	27,203	—	—	$5.64	03/05/16
NQSO	03/04/10	45,313	—	—	$13.09	03/04/17
NQSO	03/04/11	22,080	—	—	$25.64	03/04/18
NQSO	03/05/12	23,980	11,990	—	$14.44	03/05/19
NQSO	03/05/13	18,900	37,800	—	$10.50	03/05/20
RSU(5)	03/05/12						5,771	$16,794	—	—
RSU(7)	03/05/13						19,641	$57,155	—	—
RSU(8)	03/05/13						47,619	$138,571	—	—
RSU(5)	03/06/14						76,530	$222,702	—	—
PShares	03/04/11						—	—	6,359	$18,503
PShares	03/05/12						—	—	10,845	$31,559
PShares	03/05/13						—	—	17,398	$50,629
PShares	03/06/14						—	—	25,510	$74,234

(1)

The awards in this column represent grants of stock options, which generally become exercisable in accordance with the following vesting schedule: 1/3 per year on first, second and third anniversaries of grant date.

(2)	Market values in these columns are based on the closing price of our common stock as reported on the New York Stock Exchange as of December 31, 2014 ($2.91).

(3)

The awards in this column represent grants of performance shares, which, for the awards made in 2011, 2012 and 2013, generally may vest on the third, fourth and/or fifth anniversaries of the grant date, and for the awards made in 2014, generally may vest on the third anniversary of the grant date, based on the attainment of stated performance levels. The number and value of performance shares listed with a grant date in 2011 is based on achieving threshold performance as of the December 31, 2014 measurement date. The number and value of performance shares reported with a grant date in 2012 is based on achieving threshold performance as of the December 31, 2014 measurement date. The number and value of performance shares reported with a grant date in 2013 is based on achieving threshold performance as of the December 31, 2015 measurement date. The number and value of performance shares reported with a grant date in 2014 is based on achieving threshold performance as of the December 31, 2016 measurement date.

(4)

The award to Mr. Dickson represents a grant of restricted stock, the outstanding portion of which generally vests as follows: 108,439 shares on June 15, 2015, 108,440 shares on June 15, 2016 and 108,439 shares on June 15, 2017.

(5)	These awards represent grants of restricted stock units, which generally vest 1/3 per year on the first, second and third anniversaries of grant date.

(6)

This award represents a one-time award of restricted stock units made to Mr. Spence to compensate him for the forfeiture of incentives from his prior employer. The restricted stock units generally vest 1/3 per year on the first, second and third anniversaries of the grant date.

(7)	These awards represent grants of restricted stock units, which generally vest 1/4 per year on the first, second, third and fourth anniversaries of grant date.

(8)	These awards represent grants of retention restricted stock units, which generally vest 100% on the second anniversary of the date of grant.

(9)	This award represents a grant of retention restricted stock units, which generally vests 100% on the third anniversary of the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following Option Exercises and Stock Vested table provides information about the value realized by our NEOs on exercises of option awards and vesting of stock awards during the year ended December 31, 2014.

	Option Awards		Stock Awards(1)

Name	Shares Acquired on Exercise(#)	Value Realized on Exercise	Shares Acquired on Vesting(#)	Value Realized on Vesting

Mr. Dickson	0	N/A	212,164	$1,690,947.08
Mr. Spence	0	N/A	0	N/A
Mr. Elders	0	N/A	19,837	$ 146,043.69
Mr. Cummins	0	N/A	9,974	$ 73,587.97
Mr. Duncan	0	N/A	27,310	$ 196,358.90
Ms. Hinrichs	0	N/A	15,656	$ 115,618.38

(1)

The number of shares acquired on vesting reflected in this table represents the aggregate number of shares that vested during 2014 in connection with awards of restricted stock units, and, for Mr. Dickson, in connection with an award of restricted stock. The value realized on vesting was calculated based on the fair market value of the underlying shares on the vesting date. The following table sets forth the number of shares withheld by McDermott to satisfy the minimum statutory withholding tax due upon vesting of such restricted stock units and restricted stock:

Name	Shares Withheld by McDermott on Vesting of Stock Awards (#)

Mr. Dickson	71,050
Mr. Spence	N/A
Mr. Elders	4,933
Mr. Cummins	3,489
Mr. Duncan	10,199
Ms. Hinrichs	4,452

PENSION BENEFITS

The following Pension Benefits table shows the present value of accumulated benefits payable to each of our NEOs under the defined benefit pension plans that we sponsor. All benefits under the defined benefit pension plans that we sponsor are frozen.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2014
Mr. Dickson	N/A	N/A	N/A	N/A
Mr. Spence	N/A	N/A	N/A	N/A
Mr. Elders	N/A	N/A	N/A	N/A
Mr. Cummins	TCN Plan(1)	23.92	$645,900	$0
Mr. Duncan	N/A	N/A	N/A	N/A
Ms. Hinrichs	U.S. Retirement Plan(2)	11.167	$474,366	$0
	U.S. Excess Plan(2)	11.167	$198,579	$0

(1)

The present value of accumulated benefits reflected above for the TCN Plan is based on a 3.8% discount rate and the SAPS “All lives” base mortality table with improvements in the near future in line with the CMI_2011 model with a long term rate of future mortality improvements for both men and women of 1%.

(2)

The present value of accumulated benefits reflected above for the U.S. Retirement Plan and the U.S. Excess Plan is based on a 4.0% discount rate and the RP2000 mortality table for annuitants projected with generational mortality improvement scale.

U.S. Retirement Plan. We refer to our qualified defined benefit pension plan as the U.S. Retirement Plan. Ms. Hinrichs is the only NEO who participates in the U.S. Retirement Plan, which plan has been frozen since 2006 and under which she is accruing no additional benefits. The U.S. Retirement Plan is funded by a trust, and includes provisions related to eligibility, participation and benefit formulas for applicable employees.

Under the U.S. Retirement Plan, normal retirement is the later of (1) age 65 or (2) the fifth anniversary of the date an employee becomes a participant. The normal form of payment is a single-life annuity or a 50% joint and survivor annuity, depending on the employee’s marital status when payments are scheduled to begin. Early retirement eligibility and benefits under the Retirement Plan depend on the employee’s date of hire and age. For employees hired on or after April 1, 1998 (including Ms. Hinrichs), an employee is eligible for early retirement after completing at least 15 years of credited service and attaining the age of 55. Early retirement benefits are based on the same formula as normal retirement, but the pension benefit is generally reduced 0.4% for each month that benefits commence before age 62. Ms. Hinrichs is eligible for early retirement under the U.S. Retirement Plan.

Ms. Hinrichs’ benefits under the U.S. Retirement Plan are calculated as follows: 1.2% of final average monthly compensation as of June 30, 2010 up to the Social Security limit times credited service up to 35 years, plus 1.65% of final average monthly compensation as of June 30, 2010 in excess of the Social Security limit times credited service up to 35 years. Final average monthly compensation excludes bonuses and commissions.

U.S. Excess Plan. We refer to our nonqualified pension plan as the U.S. Excess Plan. Ms. Hinrichs is the only NEO who participates in the U.S. Excess Plan, which plan has been frozen since 2006 and under which she is accruing no additional benefits. To the extent benefits payable under the U.S. Retirement Plan are limited by Section 415(b) or 401(a)(17) of the U.S. Internal Revenue Code, pension benefits will be paid under the terms of the U.S. Excess Plan. Because benefits entitlement under the U.S. Excess Plan and the U.S. Retirement Plan are linked, benefits under the U.S. Excess Plan have been frozen since 2006, when benefit accruals under the U.S. Retirement Plan were frozen.

TCN Pension Plan. We refer to our defined benefit pension plan for certain non-U.S. employees as the TCN Pension Plan. Mr. Cummins is the only NEO who participates in the TCN Pension Plan, which is now frozen. Mr. Cummins no longer accrues additional benefits under the plan. The TCN Pension Plan is funded by a trust, and includes provisions related to eligibility, participation and benefit formulas for employees who were employed by certain of our non-U.S. subsidiaries.

Under the TCN Pension Plan, normal retirement age is 65. The normal form of payment is a single-life annuity or a 66% joint and survivor annuity, depending on the employee’s marital status when the payments are scheduled to begin. Early retirement eligibility and benefits under the TCN Pension Plan are generally available for employees who have completed at least 10 years of service and attained the age of 55. Early retirement benefits are based on the same formula as normal retirement, but the pension benefit is generally reduced 0.5% for each month that benefits commence before age 60.

Normal retirement benefits under the TCN Pension Plan are calculated as follows: Number of years of credit service times 1/100th of the average of the highest three successive annual base salaries during the last 10 years of credited service preceding December 31, 2011, the normal retirement date, date of death or severance from service date, whichever occurs first.

For more information on our retirement plans, see “Compensation Discussion and Analysis — Retirement Plans.”

NONQUALIFIED DEFERRED COMPENSATION

The following Nonqualified Deferred Compensation table summarizes our NEOs’ compensation under the McDermott International, Inc. Director and Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). The compensation shown in this table is entirely attributable to the Deferred Compensation Plan.

The Deferred Compensation Plan is an unfunded, defined contribution retirement plan for directors and officers of McDermott and its subsidiaries selected to participate by our Compensation Committee. Benefits under the Deferred Compensation Plan are based on: (1) the participant’s deferral account, which is comprised of the notional account balance reflecting any executive contributions of deferred compensation; and (2) the participant’s vested percentage in his or her company account, which is comprised of the notional account balance reflecting any Company Contributions. A participant is at all times 100% vested in his or her deferral account. A participant generally vests in his or her company account 20% each year, subject to accelerated vesting for death, disability and termination without cause or termination within 24 months following a change in control. Mr. Spence was not a participant in the Deferred Compensation Plan in 2014.

Name	Executive Contributions in 2014(1)	Company Contributions in 2014(2)	Aggregate Earnings in 2014(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/14(4)	Percentage Vested at 12/31/14(5)
Mr. Dickson	$0	$42,500	$1,358	$0	$43,858	0%
Mr. Spence	—	—	—	—	—	—
Mr. Elders	$0	$35,932	$867	$0	$166,330	100%
Mr. Cummins	$0	$31,488	$10,445	$0	$96,789	60%
Mr. Duncan	$0	$16,250	$990	$0	$17,240	0%
Ms. Hinrichs	$0	$38,682	$0	$0	$233,351	100%

(1)

In November 2010, our Compensation Committee approved the deferral of eligible executives’ compensation beginning January 1, 2011. Under the terms of our Deferred Compensation Plan, an eligible executive may defer up to 50% of his or her annual salary and/or up to 100% of any bonus earned in any year.

(2)

We make annual contributions to specified participants’ notional accounts equal to a percentage of the participant’s prior-year compensation. Under the terms of the Deferred Compensation Plan, the contribution percentage does not need to be the same for each participant. Additionally, our Compensation Committee may make a discretionary contribution to a participant’s account at any time. With the exception of Messrs. Dickson and Duncan, for 2014, our contributions on behalf of NEOs who were participants equaled 5% of their respective Compensation (as defined in the Deferred Compensation Plan) received in 2013. Messrs. Dickson and Duncan each received a contribution from us in an amount equal to 5% of his respective prior-year base salary earned. In addition, Messrs. Dickson and Duncan each received a discretionary contribution from us equal in value to 5% of the respective 2013 base salary he would have earned from the period January 1, 2013 through his respective hire dates. All of our 2014 contributions are included in the Summary Compensation Table above as “All Other Compensation.”

(3)

The amounts reported in this column represent notional accrued gains or losses during 2014 on each NEO’s account. The accounts are “participant-directed,” in that each participant personally directs the investment of contributions made on his or her behalf. As a result, any accrued gains or losses are attributable to the performance of the NEO’s notional mutual fund investments. No amount of the earnings shown is reported as compensation in the Summary Compensation Table.

(4)

The amounts reported in this column consist of contributions made by McDermott and notional accrued gains or losses as of December 31, 2014. The balances shown include contributions from previous years which have been reported as compensation to the NEOs in the Summary Compensation Table for those years – to the extent a NEO was included in the Summary Compensation Table during those years. The amounts of such contributions previously included in the Summary Compensation Table and years reported are as follows: Mr. Elders received contributions from McDermott of $24,687 in 2013, $43,970 in 2012 and $39,950 in 2011; Mr. Cummins received a contribution from McDermott of $18,750 in 2013; and Ms. Hinrichs received contributions from McDermott of $22,437 in 2013, $37,662 in 2012 and $43,511 in 2011.

(5)	Under the terms of his separation agreement, Mr. Elders was 100% vested in his Deferred Compensation Plan balance at December 31, 2014.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables show potential payments to certain of our NEOs under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios under which a payment would be due (assuming each is applicable) involving a change in control or termination of employment of each of our NEOs, assuming a December 31, 2014 termination date and, where applicable, using the closing price of our common stock of $2.91 as of December 31, 2014 (as reported on the NYSE). These tables do not reflect amounts that would be payable to the NEOs pursuant to benefits or awards that are already vested.

The amounts reported in the below tables for stock options, restricted stock, restricted stock units and performance shares represent the value of unvested and accelerated shares or units, as applicable, calculated by:

•

for stock options: multiplying the number of accelerated options by the difference between the exercise price and $2.91 (the closing price of our common stock on December 31, 2014, as reported on the NYSE); and

•

for restricted stock, restricted stock units and performance shares: multiplying the number of accelerated shares or units by $2.91 (the closing price of our common stock on December 31, 2014, as reported on the NYSE).

Mr. Elders resigned from his position as Senior Vice President and Chief Financial Officer in August 2014. In connection with his resignation, we entered into a separation agreement with Mr. Elders providing for various compensation-related benefits in exchange for, among other things, his agreement to comply with several restrictive covenants. Under that separation agreement, Mr. Elders received: (1) a lump-sum cash severance payment in the amount of $640,000; (2) each then outstanding restricted stock unit award granted to him pursuant to the 2009 LTIP which would, absent his resignation from employment, have remained outstanding and continued to vest through March 15, 2016 would, subject to certain conditions, continue to vest and be settled on the first to occur of (a) the date such award would otherwise be settled in accordance with the terms of the LTIP and the applicable grant agreement, as if his employment had continued, and (b) March 15, 2015; (3) payment of an amount to fund three months of continuing health insurance coverage under the Consolidated Omnibus Reconciliation Act; and (4) reimbursement of certain expenses. All other outstanding unvested equity and performance-based awards previously granted to Mr. Elders were forfeited at the time of his resignation. Vested stock options held by Mr. Elders continue to be exercisable for the remainder of their respective terms. Mr. Elders’ benefits under our Director and Executive Deferred Compensation Plan were fully vested as of the date of his resignation, and those benefits are to be paid in accordance with the terms of that plan.

Estimated Value of Benefits to Be Received Upon Termination Due to Death or Disability

The following table shows the value of payments and other benefits due the listed NEOs, assuming their death or disability as of December 31, 2014.

	Mr. Dickson	Mr. Spence	Mr. Cummins	Mr. Duncan	Ms. Hinrichs
Severance Payments	—	—	—	—	—
EICP	—	—	—	—	—
Deferred Compensation Plan(1)	$ 43,858	—	$38,716	$17,240	$ 0
Stock Options(2) (unvested and accelerated)	—	—	$ 0	$ 0	$ 0
Restricted Stock Awards(3)	$946,675	—	—	—	—
Restricted Stock Units(4) (unvested and accelerated)	$890,809	$747,160	$421,630	$514,444	$435,223
Performance Shares(5) (unvested)	$593,876	$157,297	$331,807	$201,247	$399,723

Total	$2,475,218	$904,457	$792,153	$732,931	$834,946

(1)

The amounts reported represent 100% of Messrs. Dickson’s and Duncan’s, and 40% of Mr. Cummins’, respective DCP balance as of December 31, 2014 that would become vested on death or disability. Mr. Spence was not a participant in the DCP as of December 31, 2014. Because Ms. Hinrichs is 100% vested in her DCP balance, no additional amount would become vested on her death or disability.

(2)

Under the terms of the outstanding stock option awards held by each of the listed NEOs as of December 31, 2014, all unvested option awards would become vested and exercisable on death or disability. Due to the exercise price of the stock options outstanding and the closing price of our common stock on December 31, 2014, the aggregate value of stock options that would become vested and exercisable on death or disability for each applicable NEO would be $0.

(3)	Under the terms of the restricted stock award agreement between McDermott and Mr. Dickson, all unvested restricted stock would become vested upon Mr. Dickson’s death or disability.

(4)

Under the terms of the outstanding restricted stock unit awards held by each of the listed NEOs as of December 31, 2014, all unvested restricted stock unit awards would become vested and exercisable on his or her death or disability.

(5)

Under the terms of the outstanding 2011 and 2012 performance share awards held by each of the listed NEOs as of December 31, 2014, 100% of the initial performance shares granted would vest on the third, fourth and fifth anniversary of the grant date on his or her death or disability. The number of performance shares that would vest is the number of performance shares that would have vested based on actual performance had the NEO remained employed with McDermott until the third, fourth and fifth anniversaries of the grant date. Under the terms of the outstanding 2013 and 2014 performance share awards held by each of the listed NEOs as of December 31, 2014, 100% of the initial performance shares granted would vest on the third anniversary of the grant date on his or her death or disability. The number of performance shares that would vest is the number of performance shares that would have vested based on actual performance had the NEO remained employed with McDermott until the third anniversary of the grant date. Accordingly, each applicable listed NEO may vest in a number of performance shares ranging from 0% — 200% of the initial performance shares granted, depending on McDermott’s performance during the applicable measurement periods.

The amounts reported assume a total of 100% of the initial performance shares granted will vest during the applicable measurement periods, valued at the closing price of McDermott stock as reported on the NYSE on December 31, 2014, although the actual value of such performance shares that may vest could be $0 for each NEO and up to $890,814 for Mr. Dickson, $235,946 for Mr. Spence, $589,380 for Mr. Cummins, $328,260 for Mr. Duncan and $725,213 for Ms. Hinrichs, in each case, as applicable, representing a total of 200% of the initial performance shares granted for the 2011, 2012 and 2013 awards, and a total of 150% of the initial performance shares granted for the 2014 awards. Additionally, the value of McDermott common stock could be greater or less than the amount used to value the performance shares for this table.

Estimated Value of Benefits to Be Received Upon Change in Control

We have change-in-control agreements with various officers, including each of our NEOs. Generally, under these agreements, if a NEO is terminated within one year following a change in control either: (1) by our company for any reason other than cause or death or disability; or (2) by the NEO for good reason, McDermott is required to pay the NEO a severance payment based on the NEO’s salary and a severance payment based on the NEO’s target EICP percentage. In addition to these payments, the NEO would be entitled to various accrued benefits earned through the date of termination, such as earned but unpaid salary, earned but unused vacation and reimbursements.

Under these agreements, a “change in control” generally occurs on the occurrence of any of the following:

•

a person becomes the beneficial owner of 30% or more of the combined voting power of McDermott’s then outstanding voting stock unless such acquisition is made directly from McDermott in a transaction approved by a majority of McDermott’s incumbent directors;

•	individuals who are incumbent directors cease for any reason to constitute a majority of McDermott’s board;

•

completion of a merger or consolidation of McDermott with another company or an acquisition by McDermott or its subsidiaries, unless immediately following such merger, consolidation or acquisition: (1) all or substantially all of the individuals or entities that were the beneficial owners of outstanding McDermott voting securities immediately before such merger, consolidation or acquisition beneficially own at least 50% of the then outstanding shares of voting stock of the parent corporation resulting from the merger, consolidation or acquisition in the same relative proportions as their ownership immediately before such merger, consolidation or acquisition; (2) if such merger, consolidation or acquisition involves the issuance or payment by McDermott of consideration to another entity or its stockholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired, does not exceed 50% of the sum of the fair market value of the outstanding McDermott voting stock plus the principal amount of our consolidated long-term debt; (3) no person beneficially owns 30% or more of the then outstanding shares of the voting stock of the parent company resulting from such merger, consolidation or acquisition; and (4) a majority of the members of the board of directors of the parent corporation resulting from such merger, consolidation or acquisition were incumbent directors of McDermott immediately before such merger, consolidation or acquisition;

•

completion of the sale or disposition of 50% or more of the assets of McDermott and its subsidiaries on a consolidated basis, unless immediately following such sale or disposition: (1) the individuals and entities that were beneficial owners of outstanding McDermott voting stock immediately before such sale or disposition beneficially own at least 50% of the then outstanding shares of voting stock of McDermott and of the entity that acquires the largest portion of such assets, and (2) a majority of the members of the McDermott Board (if it continues to exist) and the board of directors of the entity that acquires the largest portion of such assets were incumbent directors of McDermott immediately before the completion of such sale or disposition; or

•	any other set of circumstances is deemed by the Board in its sole discretion to constitute a change in control.

The change-in-control agreements do not provide for excise tax gross-ups. They do, however, provide for the potential reduction in payments to the applicable officer in order to avoid excise taxes.

The following table shows the estimated value of payments and other benefits due the listed NEOs, assuming a change in control and termination as of December 31, 2014.

	Mr. Dickson	Mr. Spence	Mr. Cummins	Mr. Duncan	Ms. Hinrichs
Salary-Based Severance Payment(1)	$4,250,000	$1,183,206	$1,530,000	$1,445,000	$1,624,350
EICP-Based Severance Payment(2)	$ 850,000	$ 332,500	$ 315,000	$ 297,500	$ 334,425
Deferred Compensation Plan(3)	$ 43,858	—	$ 38,716	$ 17,240	$ 0
Stock Options(4) (unvested and accelerated)	—	—	$ 0	$ 0	$ 0
Restricted Stock Awards(4) (unvested and accelerated)	$ 946,675	—	—	—	—
Restricted Stock Units(4) (unvested and accelerated)	$ 890,809	$ 747,160	$ 421,630	$ 514,444	$ 435,223
Performance Shares(4) (unvested and accelerated)	$ 593,876	$ 157,297	$ 331,807	$ 201,247	$ 399,723

Total	$7,575,218	$2,420,163	$2,637,153	$2,475,431	$2,793,721

(1)

The salary-based severance payment made to each listed NEO, with the exception of Mr. Dickson, in connection with a change in control would be a cash payment equal to 200% of the sum of his or her annual base salary prior to termination and his or her EICP target award applicable to the year in which the termination occurs. The severance payment made to Mr. Dickson in connection with a change in control would be a cash payment equal to 250% of the sum of his annual base salary prior to termination and his EICP target award applicable to the year in which the termination occurs.

For a hypothetical termination as of December 31, 2014, the salary-based severance payment under a change in control would have been calculated based on the following base salary and target EICP awards. The amount reported for Mr. Spence reflects his partial year base salary earned after joining McDermott on August 25, 2014. See “Grants of Plan-Based Awards” above for more information on the calculation of target EICP awards.

NEO	Annual Base Salary	Target EICP Award
Mr. Dickson	$850,000	$850,000
Mr. Spence	$475,000	$116,603
Mr. Cummins	$450,000	$315,000
Mr. Duncan	$425,000	$297,500
Ms. Hinrichs	$477,750	$334,425

(2)

Each listed NEO could receive up to two EICP-based severance payments in connection with a change in control depending on the timing of the termination relative to the payment of an EICP award, as follows:

•

If an EICP award for the year prior to termination is paid to other EICP participants after the date of the NEO’s termination, the NEO would be entitled to a cash payment equal to the product of the NEO’s target EICP percentage (or, if greater, the actual amount of the bonus determined under the EICP for the year prior to termination) and the NEO’s annual base salary for the applicable period. No such payment would have been due a NEO on a December 31, 2014 termination, because the 2013 EICP awards had already been paid.

•

The NEO would be entitled to a prorated EICP payment based upon the NEO’s target EICP percentage for the year in which the termination occurs and the number of days in which the NEO was employed with us during that year. Based on a hypothetical December 31, 2014 termination, each NEO would have been entitled to an EICP payment equal to 100% of his or her 2014 target EICP percentage times annual base salary, calculated based on the following base salary and target EICP percentage:

NEO	Annual Base Salary	Target EICP Percentage
Mr. Dickson	$850,000	100%
Mr. Spence	$475,000	70%
Mr. Cummins	$450,000	70%
Mr. Duncan	$425,000	70%
Ms. Hinrichs	$477,750	70%

(3)

The amounts reported represent 100% of Messrs. Dickson’s and Duncan’s and 40% of Mr. Cummins’ respective Deferred Compensation Plan balance as of December 31, 2014 that would become vested in connection with a termination of employment following a change in control. Mr. Spence was not a participant in the Deferred Compensation Plan as of December 31, 2014. Because Ms. Hinrichs is 100% vested in her Deferred Compensation Plan balance, no additional amount would become vested in connection with a termination of employment following a change in control. Under the Deferred Compensation Plan, a “change in control” generally occurs if:

•

a person (other than a McDermott employee benefit plan or a corporation owned by McDermott stockholders in substantially the same proportion as the ownership of McDermott voting shares) is or becomes the beneficial owner of 30% or more of the combined voting power of McDermott’s then outstanding voting stock;

•

during any period of two consecutive years, individuals who at the beginning of such period constitute McDermott’s Board of Directors, and any new director whose election or nomination by McDermott’s Board was approved by at least two-thirds of the directors of McDermott’s Board then still in office who either were directors at the beginning of the period or whose election or nomination was previously approved, cease to constitute a majority of McDermott’s Board;

•

a merger or consolidation of McDermott with any other corporation or entity has been completed, other than a merger or consolidation which results in the outstanding McDermott voting securities immediately prior to such merger or consolidation continuing to represent at least 50% of the combined voting power of the voting securities of McDermott or the surviving entity outstanding immediately after such merger or consolidation;

•	McDermott’s stockholders approve (1) a plan of complete liquidation of McDermott; or (2) an agreement for the sale or disposition by McDermott of all or substantially all of McDermott’s assets; or

•

within one year following the completion of a merger or consolidation transaction involving McDermott, (1) individuals who, at the time of execution and delivery of definitive agreements completing such transaction constituted the Board, cease for any reason (excluding death, disability or voluntary resignation) to constitute a majority of the Board; or (2) either individual, who at the first execution and delivery of definitive agreements completing the transaction, served as Chief Executive Officer or Chief Financial Officer does not, for any reason (excluding death, disability or voluntary resignation), serve as the Chief Executive Officer or Chief Financial Officer, as applicable, of McDermott, or if McDermott does not continue as a registrant with a class of equity securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, as the Chief Executive Officer or Chief Financial Officer, as applicable, of a corporation or other entity that is (A) a registrant with a class of equity securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and (B) the surviving entity in such transaction or a parent entity of the surviving entity or McDermott following the completion of such transaction; provided, however, that a change in control would not be deemed to have occurred pursuant to this clause in the case of a merger or consolidation which results in the voting securities of McDermott outstanding immediately prior to the completion of the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 55% of the combined voting power of the voting securities of the McDermott or the surviving entity outstanding immediately after such merger or consolidation.

(4)

Under the terms of the stock option, restricted stock and restricted stock unit awards outstanding, all unvested stock options would become vested and exercisable and all unvested restricted stock and restricted stock units would become vested on a change in control, regardless of whether there is a subsequent termination of employment. Due to the exercise price of the stock options outstanding for our NEOs and the closing price of our common stock on the NYSE on December 31, 2014, the aggregate value of stock options that would become vested and exercisable on a change in control, regardless of whether there is a subsequent termination of employment, would be $0. Under the terms of the performance share awards outstanding, the greater of (1) 100% of the initial performance shares granted, or (2) the vested percentage of initial performance shares determined in accordance with the grant agreement would become vested on a change in control, regardless of whether there is a subsequent termination of employment. Under the 2009 LTIP, a “change in control” generally occurs under the same circumstances described above with respect to our Deferred Compensation Plan. Under the 2014 LTIP, a “change in control” generally occurs under the same circumstances described in the first three bullets in note (3) above with respect to our Deferred Compensation Plan, as well as on the occurrence of the below circumstances:

•	McDermott’s stockholders approve a plan of complete liquidation of McDermott;

•

the consummation of a sale or disposition by McDermott of all or substantially all of McDermott’s assets other than to an entity that is under common control with McDermott or to an entity for which at least fifty percent (50%) of the combined voting power of its voting securities outstanding immediately after such sale or disposition are owned or controlled by the stockholders of McDermott immediately prior to such sale or disposition; or

•

within one year following the completion of a merger or consolidation transaction involving McDermott, (1) individuals who, at the time of execution and delivery of definitive agreements relating to such transaction constituted the Board, cease for any reason (excluding death, disability or voluntary resignation) to constitute a majority of the Board; or (2) the individual, who at the first execution and delivery of definitive agreements relating to the transaction, served as Chief Executive Officer does not, for any reason (excluding death, disability or voluntary resignation), serve as the Chief Executive Officer of McDermott, or if McDermott does not continue as a registrant with a class of equity securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, as the Chief Executive Officer of a corporation or other entity that is (A) a registrant with a class of equity securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and (B) the surviving entity in such transaction or a parent entity of the surviving entity or McDermott following the completion of such transaction; provided, however, that a change in control would not be deemed to have occurred pursuant to this clause in the case of a merger or consolidation which results in the voting securities of McDermott outstanding immediately prior to the completion of the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 55% of the combined voting power of the voting securities of the McDermott or the surviving entity outstanding immediately after such merger or consolidation.

ADVISORY VOTE TO APPROVE NEO COMPENSATION

(ITEM 2)

As required by Section 14A(a)(1) of the Exchange Act, we are providing our stockholders with an advisory vote to approve NEO compensation.

The Compensation Committee has overall responsibility for our compensation plans, policies and programs with respect to the NEOs. Additional information regarding the Compensation Committee and its role is described under “Compensation Discussion and Analysis” and the related tables and narrative disclosures. Our compensation programs are based on our belief that our ability to attract, develop, retain and motivate qualified employees to develop, expand and execute sound business opportunities is essential to the success of our company. To that end, the Compensation Committee, with the assistance of its compensation consultant, designs and administers compensation programs with the participation of our management. These programs generally seek to provide compensation that:

•	incentivizes and rewards short- and long-term performance, continuity of service and individual contributions; and

•	promotes retention of well-qualified executives, while aligning the interests of our executives with those of our stockholders.

We believe our compensation programs motivate and encourage the retention of the NEOs, while allowing for appropriate levels of business risk through some of the following features:

•

Reasonable Compensation Programs — Using the elements of total direct compensation, the Compensation Committee seeks to provide compensation opportunities for employees targeted at or near the median compensation of comparable positions in our market. As a result, we believe the total direct compensation of executive officer employees provides a reasonable and appropriate mix of cash and equity, annual and longer-term incentives and performance metrics.

•

Emphasis on Long-Term Incentive Compensation Over Annual Incentive Compensation — Long-term incentive compensation typically makes up a larger percentage of an executive officer’s total direct compensation than annual incentive compensation. Incentive compensation helps drive performance and align the interests of our employees with those of stockholders. In addition, tying a significant portion of an employee’s total direct compensation to long-term incentives (which typically vest over a period of three or more years) helps to promote longer-term perspectives regarding our company’s performance.

•	Clawback Policy — The Compensation Committee has adopted a policy that allows McDermott to recover, under certain circumstances, compensation paid to executive officers.

•

Long-Term Incentive Compensation Subject to Forfeiture — The Compensation Committee may terminate any outstanding stock award if the recipient, while employed by McDermott or performing services on behalf of McDermott under any consulting agreement: (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony; or (2) engages in conduct that adversely affects or, in the sole judgment of the Compensation Committee, may reasonably be expected to adversely affect, the business reputation or economic interests of our company.

•

Annual Incentive Compensation Subject to Linear and Capped Payouts — The Compensation Committee establishes financial performance goals which are generally used to plot a linear payout formula for annual incentive compensation, eliminating payout “cliffs” between the established performance goals. The maximum payout for the annual incentive compensation is capped at 200% of target.

•

Use of Multiple Performance Metrics — Utilizing diversified performance measures helps prevent compensation opportunities from being overly weighted toward the performance result of a single measure. In 2014, McDermott utilized operating income as the performance metric for our long-term incentive plan, and operating income, free cash flow, order intake and order intake operating margin as the performance metrics for our annual incentive plan. These metrics are further diversified from metrics used in prior years, which we believe further reduces risks related to incentive compensation.

•

Stock Ownership Guidelines — Our executive officers and directors are subject to stock ownership guidelines, which also help promote longer-term perspectives and align the interests of our executive officers and directors with those of our stockholders. All directors and executive officers currently meet or exceed their ownership requirement or are within the five-year period allowed to achieve compliance.

Reflecting these compensation objectives, compensation arrangements in 2014 provided for the continuing use of three elements of target total direct compensation:

•	annual base salary;

•	annual incentive, with performance metrics under our EICP designed to align with near-term operational priorities, composed entirely of performance-based compensation; and

•	long-term incentive, with emphasis on restricted stock units to provide stability and support the retention of key employees during the organizational and leadership transition.

Realizable Value of Performance-Based Awards.

In accordance with our Compensation Committee’s philosophy and program, performance based awards resulted in:

•

Financial performance under the EICP that (as per the EICP) would have resulted in bonus pool funding of 1.015x. This amount was, following the recommendation of executive management (with consideration of our non-attainment of the threshold level for the order intake component of the financial performance goals), reduced by over 50% by the Compensation Committee, through the exercise of its discretion, to funding of 0.5x.

•	NEO performance shares granted in 2011, 2012, 2013 and 2014 having no realizable value as of December 31, 2014.

For the reasons discussed in the “Compensation Discussion and Analysis” above, the Board of Directors unanimously recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the compensation paid to the NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion in McDermott’s proxy statement relating to its 2015 annual meeting of stockholders, is hereby APPROVED.”

While the resolution is non-binding, the Board of Directors plans to consider the outcome of the vote when making future compensation decisions.

AUDIT COMMITTEE REPORT

The Board of Directors appoints an Audit Committee to review McDermott International, Inc.’s financial matters. Each member of the Audit Committee meets the independence requirements established by the New York Stock Exchange. The Audit Committee is responsible for the appointment, compensation, retention and oversight of McDermott’s independent registered public accounting firm. We are also responsible for recommending to the Board that McDermott’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year.

In making our recommendation that McDermott’s financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014, we have taken the following steps:

•

We reviewed, and discussed with McDermott’s management and Deloitte & Touche LLP (“D&T”), McDermott’s audited consolidated balance sheet at December 31, 2014, and consolidated statements of income, comprehensive income, cash flows and stockholders’ equity for the year ended December 31, 2014.

•

We discussed with D&T, McDermott’s independent registered public accounting firm for the year ended December 31, 2014, those matters required to be discussed under the standards of the Public Company Accounting Oversight Board, including information regarding the scope and results of the audit. These communications and discussions are intended to assist us in overseeing the financial reporting and disclosure process.

•

We received and reviewed the written disclosures and the letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the Audit Committee concerning D&T’s independence from McDermott, and have discussed with D&T its independence from McDermott. We also considered whether the provision of non-audit services to McDermott is compatible with D&T’s independence.

•

We conducted periodic executive sessions with D&T, with no members of McDermott management present during those discussions. D&T did not identify any material audit issues, questions or discrepancies, other than those previously discussed with management, which were resolved to the satisfaction of all parties.

•	We conducted periodic executive sessions with McDermott’s internal audit department and regularly received reports regarding McDermott’s internal control procedures.

•

We reviewed, and discussed with McDermott’s management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting, each of which was prepared in accordance with Section 404 of the Sarbanes-Oxley Act.

•	We determined that there were no former D&T employees, who previously participated in the McDermott audit, engaged in a financial reporting oversight role at McDermott.

Based on the reviews and actions described above, we recommended to the Board that McDermott’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

William H. Schumann, III, Chairman

Stephen G. Hanks

David A. Trice

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2015

(ITEM 3)

Our Board of Directors has ratified the decision of the Audit Committee to appoint Deloitte & Touche LLP (“D&T”) to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2015. Although we are not required to seek stockholder approval of this appointment, it has been our practice to do so. No determination has been made as to what action the Audit Committee and the Board of Directors would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of McDermott. Representatives of D&T will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

For the years ended December 31, 2014 and 2013, McDermott paid D&T fees, including expenses and taxes, totaling $4,456,426 and $3,564,326, which can be categorized as follows:

	2014	2013
Audit
The Audit fees for the years ended December 31, 2014 and 2013 were for professional services rendered for the audits of the consolidated financial statements of McDermott, the audit of McDermott’s internal control over financial reporting, statutory and subsidiary audits, reviews of the quarterly consolidated financial statements of McDermott and assistance with review of documents filed with the SEC.	$4,159,041	$3,482,866
Audit-Related
The Audit-Related fees for the years ended December 31, 2014 and 2013 were for assurance and related services, employee benefit plan audits and advisory services related to Sarbanes-Oxley Section 404 compliance.	$143,800	$16,330
Tax
The Tax fees for the years ended December 31, 2014 and 2013 were for professional services rendered for consultations on various U.S. federal, state and international tax matters, international tax compliance and tax planning, and assistance with tax examinations.	$153,585	$65,130
All Other
During the years ended December 31, 2014 and December 31, 2013, there were no other services.	$0	$0

Total	$4,456,426	$3,564,326

It is the policy of our Audit Committee to preapprove all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC. Our Audit Committee did not rely on the de minimis exception for any of the fees disclosed above.

Recommendation and Vote Required

Our Board of Directors recommends that stockholders vote “FOR” the ratification of the decision of our Audit Committee to appoint Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote and actually voting on this proposal at the Annual Meeting. Because abstentions are not actual votes with respect to this proposal, they have no effect on the outcome of the vote on this proposal.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of our common stock beneficially owned as of March 12, 2015 by each director or nominee as a director, and each NEO and all our directors and executive officers as a group, including shares that those persons have the right to acquire within 60 days on the exercise of stock options.

Name	Shares that may be Acquired on Stock Option Exercise(1)	Shares held in Thrift Plan(2)	Total Shares Beneficially Owned(3)
John F. Bookout, III	6,105	—	281,273
Roger A. Brown	37,794	—	115,642
Scott V. Cummins	98,003	—	222,212
David Dickson	—	—	470,725
Tony Duncan	6,157	—	49,110
Perry L. Elders(4)	136,097	—	187,318
Stephen G. Hanks	—	—	57,787
Liane K. Hinrichs	168,366	2,845	393,401
Gary P. Luquette	—	—	25,728
William H. Schumann, III	—	—	56,025
Mary Shafer-Malicki	—	—	47,957
Stuart A. Spence	—	—	—
David A. Trice	—	—	77,332

All directors and executive officers as a group (17 persons)	500,633	2,845	2,181,467

(1)

This column includes shares of common stock that the director or NEO has the right to acquire within 60 days on the exercise of stock options. As of March 12, 2015, the share price of our common stock ($3.18) did not exceed the strike price of any of the stock option awards in this column.

(2)	This column includes shares of common stock held in the NEO’s McDermott Thrift Plan account.

(3)

Shares beneficially owned in all cases constituted less than one percent of the outstanding shares of common stock on March 12, 2015, as determined in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. Shares beneficially owned by all directors and executive officers as a group constituted approximately 0.89% of the outstanding shares of common stock on March 12, 2015.

(4)	The number of shares reported as beneficially owned by Mr. Elders is as of his August 23, 2014 resignation date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table furnishes information concerning all persons known by us to beneficially own 5% or more of our outstanding shares of common stock, which is our only class of voting stock outstanding:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)

Common Stock	Fairpointe Capital LLC One N. Franklin, Suite 3300 Chicago, IL 60606	23,779,754	(2)	9.97%

Common Stock	Artisan Partners Holdings LP 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	17,825,110	(3)	7.47%

Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	16,615,931	(4)	6.97%

Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	14,798,286	(5)	6.21%

(1)	Percent is based on outstanding shares of our common stock on March 12, 2015.

(2)

As reported on a Schedule 13G/A filed with the SEC on February 4, 2015. The Schedule 13G/A reports beneficial ownership of 23,779,754 shares, sole voting power over 23,062,988 shares, sole dispositive power over 23,344,454 shares and shared dispositive power over 435,300 shares.

(3)

As reported on a Schedule 13G/A filed with the SEC on January 30, 2015. The Schedule 13G/A reports beneficial ownership of 17,825,110 shares of our common stock, shared voting power over 17,340,648 shares and shared dispositive power over 17,825,110 shares by Artisan Partners Limited Partnership (“APLP”). The Schedule 13G/A also reports that each of Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”) and Artisan Partners Asset Management Inc. (“APAM”) has shared voting power over 17,340,648 shares and shared dispositive power over 17,825,110 shares. The Schedule 13G/A also reports that Artisan Partners Funds, Inc. (“Artisan Funds”) has shared voting power and shared dispositive power over 13,103,302 shares. Artisan Funds is an Investment Company. APLP is an investment adviser. Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments; Artisan Investments is the general partner of APLP; and APAM is the general partner of Artisan Holdings.

(4)

As reported on a Schedule 13G/A filed with the SEC on February 2, 2015. The Schedule 13G/A reports beneficial ownership of 16,615,931 shares, sole voting power over 15,998,582 shares and sole dispositive power over 16,615,931 shares.

(5)

As reported on a Schedule 13G/A filed with the SEC on February 11, 2015. The Schedule 13G/A reports beneficial ownership of 14,798,286 shares, sole voting power over 350,844 shares, sole dispositive power over 14,465,142 shares and shared dispositive power over 333,144 shares.

Certain Relationships and Related Transactions

Pursuant to our Code of Business Conduct, all employees (including our NEOs) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer, of McDermott, are required to disclose to us and receive written approval from our Corporate Ethics and Compliance department prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Ethics and Compliance department implements our Code of Business Conduct and related policies and the Governance Committee of our Board is responsible for overseeing our Ethics and Compliance Program, including compliance with our Code of Business Conduct. Our Board members are also responsible for complying with our Code of Business Conduct. Additionally, our Governance Committee is responsible for reviewing the professional occupations and associations of our Board members and reviews transactions between McDermott and other companies with which our Board members are affiliated. To obtain a copy of our Code of Business Conduct, please see the “Corporate Governance” section above in this proxy statement.

During 2011, the Investment Committee of the McDermott Master Trust (the “Trust”), the funding vehicle underlying the Retirement Plan, entered into an agreement with BlackRock Institutional Trust Company, N.A. (“BlackRock”), pursuant to which BlackRock agreed to manage the investment of a portion of the Trust assets. BlackRock is a subsidiary of BlackRock, Inc. and, collectively with certain other subsidiaries of BlackRock, Inc., owned approximately 7.0% of McDermott common stock on December 31, 2014 as reported on BlackRock, Inc.’s Schedule 13G/A filed with the SEC on February 2, 2015. The amount of Trust assets under management with BlackRock may vary from time to time. As of December 31, 2014, the value of the Trust assets under management with BlackRock was approximately $79.5 million. BlackRock receives a fee for investment management services for the portion of the Trust assets allocated to BlackRock. These fees are calculated quarterly in arrears by averaging the account’s prior three month-end market values and applying 25% of the annual fee schedule (6.0 basis points), or 1.5 basis points quarterly.

The Investment Committee of the Trust is a fiduciary of the Retirement Plan appointed by McDermott’s subsidiary that maintains the Retirement Plan. The Investment Committee is responsible for the management and control of the Trust assets and is authorized to appoint fund managers under the terms of the Retirement Plan and the Trust. Selection of fund managers is performed with the assistance of a third-party investment consulting firm, in accordance with an investment policy statement approved and adopted by the Investment Committee.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the New York Stock Exchange. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that our directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during the year ended December 31, 2014.

Stockholders’ Proposals

Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2016 Annual Meeting must send notice of the proposal to our Corporate Secretary at our principal executive office no later than November 28, 2015. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.

In addition, any stockholder who intends to submit a proposal for consideration at our 2016 Annual Meeting, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our By-Laws, such notice must (1) be received at our executive offices no earlier than November 10, 2015 or later than January 9, 2016, and (2) satisfy specified requirements. A copy of the pertinent By-Law provisions can be found on our Web site at www.mcdermott.com at “About Us — Leadership & Corporate Governance — Corporate Governance.”

By Order of the Board of Directors,

LIANE K. HINRICHS

Secretary

Dated: March 27, 2015

MCDERMOTT INTERNATIONAL, INC. 757 N. ELDRIDGE PKWY HOUSTON, TX 77079

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, on May 7, 2015 (May 5, 2015 for participants in McDermott’s Thrift Plan). Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, on May 7, 2015 (May 5, 2015 for participants in McDermott’s Thrift Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Using a blue or black ink pen, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86589-P61681                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MCDERMOTT INTERNATIONAL, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	To elect eight members to our Board of Directors, each for a term of one year.		☐	☐	☐
Nominees:
	01) John F. Bookout, III	05) Gary P. Luquette
	02) Roger A. Brown	06) William H. Schumann, III
	03) David Dickson	07) Mary L. Shafer-Malicki
	04) Stephen G. Hanks	08) David A. Trice

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.							☐	☐	☐
3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015.							☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, the shares represented by this proxy will be voted FOR ALL for item 1, and FOR items 2 and 3. If any other matters properly come before the meeting, including procedural matters and matters relating to the conduct of the meeting, the persons named in this proxy are authorized to vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

McDermott International, Inc. Annual Meeting Friday, May 8, 2015 at 10:00 a.m. The Westin Houston Hotel 945 Gessner Road Houston, Texas 77024

Dear Stockholder:

McDermott International, Inc. encourages you to vote the shares electronically through the Internet or the telephone, which are available 24 hours a day, 7 days a week. This eliminates the need to return the proxy card.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote the shares electronically, there is no need for you to mail back the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

M86590-P61681

McDERMOTT INTERNATIONAL, INC.

This proxy is solicited on behalf of the Board of Directors

Annual Meeting of Stockholders - Friday, May 8, 2015 at 10:00 a.m.

The undersigned hereby appoints David Dickson and Liane K. Hinrichs, and each of them individually, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of MCDERMOTT INTERNATIONAL, INC. (“McDermott”) that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Friday, May 8, 2015 at The Westin Houston Hotel, 945 Gessner Road, Houston, Texas 77024, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR EACH OF ITEMS 2 AND 3.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF MCDERMOTT’S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2014

AND ITS NOTICE OF 2015 ANNUAL MEETING AND RELATED PROXY STATEMENT.

ATTENTION PARTICIPANTS IN MCDERMOTT’S THRIFT PLAN: If these shares of McDermott Common Stock are held through the McDermott Thrift Plan,this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company (“Vanguard”), Trustee of the McDermott Thrift Plan. Your proxy must be received no later than 11:59 p.m., Eastern Time, on May 5, 2015. Any shares of McDermott Common Stock held in the McDermott Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from other participants in the McDermott Thrift Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE REPLY CARD ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE